919 EIGHTEENTH STREET, NW
                                                                       SUITE 600
                              WASHINGTON, DC 20006
     KAPLAN ASSOCIATES INC.                                  (202) 463-0450
- ---------------------------                              FAX (202) 659-3895






                           STATEWIDE SAVINGS BANK

                           JERSEY CITY, NEW JERSEY









                    CONVERSION VALUATION APPRAISAL UPDATE

                        VALUED AS OF DECEMBER 7, 1993









                                PREPARED BY

                           KAPLAN ASSOCIATES, INC.

                              WASHINGTON, D.C.

                            919 EIGHTEENTH STREET,NW
                                                                       SUITE 600
                              WASHINGTON, DC 20006
                                 (202)463-0450
KAPLAN ASSOCIATES INC.                                      FAX (202)659-3895
- -----------------------




                               December 16, 1993




Board of Directors
Statewide Savings Bank, SLA
70 Sip Avenue
Jersey City, New Jersey  07306

Gentlemen:

    We have completed and hereby provide an independent appraisal of the estimated pro forma market value of Statewide Savings Bank ("Statewide" or the "Bank") in connection with the conversion of Statewide from a state-chartered mutual savings bank to a state-chartered stock savings bank, immediately followed by its conversion to a state-chartered stock commercial bank and merger with and into Hudson United Bank, a wholly owned subsidiary of HUBCO, Inc. ("HUBCO"). These transactions taken together are hereafter referred to as the conversion ("Conversion").

    Kaplan Associates, Inc. ("Kaplan Associates") is a financial consulting and research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Kaplan Associates is presented in Exhibit I-1.

    In preparing our appraisal, we conducted an analysis of Statewide that included discussions with Statewide's management and with the Bank's independent accountants. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed, among other factors, the economy in Statewide's primary market area and compared the Bank's financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stock in particular.

    Our appraisal is based on Statewide's representation that the information contained in the Form AC, HUBCO's Prospectus and additional evidence furnished to us by the Bank and its independent accountants is truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value the assets or liabilities of the Bank. The valuation considers Statewide only as a going concern and should not be considered as an indication of the liquidation value of the Bank.

    It is our opinion that, as of December 7, 1993, the estimated pro forma market value of Statewide was $35,000,000. The resultant valuation range was $29,750,000 at the minimum to $40,250,000 at the maximum, based on a range of 15 percent below and above the midpoint valuation.

KAPLAN ASSOCIATES INC.
- -----------------------

Board of Directors
Statewide Savings Bank, SLA
December 16, 1993
Page Two


    Our valuation is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank's pro forma market value. Kaplan Associates is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Kaplan Associates shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

    The valuation reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in Statewide's financial performance and condition, management policies, and current conditions in the securities markets for thrift institution common stock. Should any such new developments or changes be material, in our opinion, to the Conversion valuation of Statewide, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.


                                  Respectfully,

                                  KAPLAN ASSOCIATES, INC.




                                  By: _______________________________
                                            Trent R. Feldman
                                            Managing Director

     KAPLAN ASSOCIATES INC.
- ---------------------------




                               TABLE OF CONTENTS



         Chapter                                                   Page
         -------                                                   ----


               INTRODUCTION


           I.  ANALYSIS OF STATEWIDE SAVINGS BANK, SLA

                 General . . . . . . . . . . . . . . . . . . . . .   3
                 Financial Condition Overview. . . . . . . . . . .   5
                 Lending Activity. . . . . . . . . . . . . . . . .   5
                 Investment Portfolio. . . . . . . . . . . . . . .   9
                 Deposits and Borrowings . . . . . . . . . . . . .   9
                 Retained Eanrings . . . . . . . . . . . . . . . .  10
                 Income and Expense Trends . . . . . . . . . . . .  10
                 Asset and Liability Structure . . . . . . . . . .  17
                 Asset Quality   . . . . . . . . . . . . . . . . .  21
                 Subsidiary Activity . . . . . . . . . . . . . . .  22
                 Primary Market Area . . . . . . . . . . . . . . .  23


          II.  COMPARISONS WITH PUBLICLY TRADED THRIFTS

                 Selection Criteria. . . . . . . . . . . . . . . .  26
                 Selection Procedure . . . . . . . . . . . . . . .  27
                 Recent Financial Comparisons. . . . . . . . . . .  28


         III.  MARKET VALUE ADJUSTMENTS

                 Earnings Consistency. . . . . . . . . . . . . . .  33
                 Market Area . . . . . . . . . . . . . . . . . . .  34
                 Management. . . . . . . . . . . . . . . . . . . .  34
                 Subscription Interest . . . . . . . . . . . . . .  34
                 Stock Market Conditions . . . . . . . . . . . . .  35
                 Adjustment Conclusion . . . . . . . . . . . . . .  36
                 Valuation Approach. . . . . . . . . . . . . . . .  36
                 Valuation Conclusion. . . . . . . . . . . . . . .  39

     KAPLAN ASSOCIATES INC.
- ---------------------------



                                LIST OF TABLES



Table
Number                          Table Title                        Page
- ------                          -----------                        ----

        CHAPTER I
        ---------

 1      Capital Compliance . . . . . . . . . . . . . . . . . . . .  3
 2      Selected Financial Data. . . . . . . . . . . . . . . . . .  6
 3      Relative Balance Sheet Concentrations. . . . . . . . . . .  7
 4      Selected Operating Data. . . . . . . . . . . . . . . . . . 11
 4A     Selected Operating Data. . . . . . . . . . . . . . . . . . 12
 5      Yields and Costs . . . . . . . . . . . . . . . . . . . . . 13
 6      Asset/Liability Structure. . . . . . . . . . . . . . . . . 19
 7      Non-Performing Assets Summary. . . . . . . . . . . . . . . 20
 8      Key Economic Indicators. . . . . . . . . . . . . . . . . . 24


        CHAPTER II
        ----------

 9      General Characteristics. . . . . . . . . . . . . . . . . . 29
10      Key Financial Indicators . . . . . . . . . . . . . . . . . 30


        CHAPTER III
        -----------

11      SNL Thrift Index Monthly Performance . . . . . . . . . . . 36
12      1993 Conversions of Public Thrifts . . . . . . . . . . . . 38
13      Market Valuations Ratios . . . . . . . . . . . . . . . . . 39

     KAPLAN ASSOCIATES INC.
- ---------------------------


                                  APPENDICES



Exhibit Number                  Exhibit Title                      Page
- --------------                  --------------                     -----


              APPENDIX I
              -----------

  I-1         Profile of Kaplan Associates, Inc. . . . . . . . . . I-1


              APPENDIX II
              ------------

 II-1         Consolidated Statements of Financial Condition . . . II-1
 II-2         Consolidated Statements of Operations. . . . . . . . II-2
 II-3         Loans and Mortgage-Backed and Related
               Securities Portfolio Composition. . . . . . . . . . II-3
 II-4         Loan and Mortgage-Backed and Securities Maturity . . II-4
 II-5         Distribution of Mortgage and Other Loans . . . . . . II-5
 II-6         Money Market and Investment Securities . . . . . . . II-6
 II-7         Distribution of Deposit Accounts . . . . . . . . . . II-7
 II-8         Borrowing Composition. . . . . . . . . . . . . . . . II-8


              APPENDIX III
              -------------

III-1         Profitability Analysis . . . . . . . . . . . . . . . III-1
III-2         Income and Expense Analysis. . . . . . . . . . . . . III-2
III-3         Yield-Cost Structure . . . . . . . . . . . . . . . . III-3
III-4         Risk Measures. . . . . . . . . . . . . . . . . . . . III-4
III-5         Capital Structure. . . . . . . . . . . . . . . . . . III-5
III-6         Financial Condition  . . . . . . . . . . . . . . . . III-6
III-7         Growth Rates . . . . . . . . . . . . . . . . . . . . III-7


              APPENDIX IV
              ------------

 IV-1         Pro Forma Conversion/Merger Calculations . . . . . . IV-1

     KAPLAN ASSOCIATES INC.
- ---------------------------


                                 INTRODUCTION

     Set forth herein is the independent appraisal, prepared by Kaplan Associates, Inc. ("Kaplan Associates"), of the estimated pro forma fair market value of Statewide Savings Bank, SLA ("Statewide" or the "Association") in conjunction with the conversion of Statewide from a mutual state-chartered savings bank to a stock state-chartered savings bank, immediately followed by its conversion to a state-chartered stock commercial bank and merger with and into Hudson United Bank, a wholly owned subsidiary of HUBCO, Inc. ("HUBCO"). All of these transactions taken together are hereinafter referred to as the Conversion ("Conversion"). This appraisal report is furnished pursuant to the filing of the Plan of Conversion with the Commissioner of Banking of the State of New Jersey.

     In the course of preparing this valuation appraisal, we reviewed with Statewide's management and independent accountants the audited financial statements for the years ended March 1990 through 1993 and the unaudited statements for the six months ended September 30, 1993. We also reviewed and discussed with management other financial matters of Statewide.

     Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited Statewide's primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which Statewide operates and assessed Statewide's relative strengths and weaknesses.

     We reviewed and compared Statewide's performance with selected segments of the thrift industry and selected publicly traded savings institutions. We reviewed conditions in the securities markets in general and the market for savings institution common stock in particular. Our analysis included a review of the Conversion's potential effect on Statewide's operating characteristics and financial performance as related to Statewide's pro forma market value.

KAPLAN ASSOCIATES INC.
- -----------------------


     In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and statistical information provided by Statewide and its independent accountants. We did not independently verify the financial statements or other information provided by Statewide or its independent accountants, nor did we independently value Statewide's assets or liabilities. Our valuation considers Statewide only as a going concern and should not be considered as an indication of Statewide's liquidation value.

     OUR VALUATION IS NOT INTENDED AND MUST NOT BE CONSTRUED TO BE A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SHARES OF COMMON STOCK IN THE CONVERSION. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS WHO PURCHASE SHARES OF COMMON STOCK IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES RELATED TO THE FOREGOING ESTIMATED VALUATION OF THE PRO FORMA MARKET VALUE THEREOF. KAPLAN ASSOCIATES OFFERS NO OPINION AS TO THE PRESENT OR LIKELY FUTURE VALUE OF ANY HUBCO SHARES EITHER PRESENTLY OUTSTANDING OR TO BE ISSUED IN THE TRANSACTION. KAPLAN ASSOCIATES IS NOT A SELLER OF SECURITIES WITHIN THE MEANING OF ANY FEDERAL OR STATE SECURITIES LAWS AND ANY REPORT PREPARED BY KAPLAN ASSOCIATES SHALL NOT BE USED AS AN OFFER OR SOLICITATION WITH RESPECT TO THE PURCHASE OR SALE OF ANY SECURITIES.

     The valuation reported herein will be updated as appropriate. The changes will consider, among other factors, any developments or changes in Statewide's financial performance and condition, management policies, or current conditions in the securities markets for thrift institution common stock. Should any such changes, in our opinion, be material to Statewide's Conversion valuation, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at the time they are made.





     KAPLAN ASSOCIATES INC.
- ---------------------------

                          BUSINESS OF THE ASSOCIATION
                          ---------------------------

GENERAL
- -------

     Statewide is a New Jersey chartered mutual savings bank located in Jersey City, New Jersey. The financial statements contained herein and the discussion of financial performance are the financial statements and financial performance of Statewide Savings Bank, S.L.A., the immediate predecessor institution to Statewide. Statewide was organized in 1943 as a New Jersey chartered savings and loan association under the name of First Savings and Loan Association of Jersey City. In 1973 the Association changed is name to Statewide Savings and Loan Association, and in 1988, to Statewide Savings Bank, S.L.A. In 1982, Statewide acquired a thrift, in a supervisory transaction, located in Elizabeth, New Jersey. As part of that acquisition, Statewide recorded approximately $27.6 million in goodwill. Statewide conducts its business from its headquarters and thirteen branch offices located in Hudson, Union and Bergen Counties in New Jersey. Statewide is a member of the Federal Home Loan Bank of New York ("FHLBNY") and its deposits are insured up to the allowable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

     Statewide's primary business is attracting deposits from the general public and investing those deposits primarily in one to four family mortgage loans and mortgage backed securities. To a lesser extent, Statewide also invests in consumer loans and investment securities. In the past, the Association made acquisition, construction, and development loans for multi family properties and a limited amount of commercial properties, however, the Association is no longer engaged in the origination or purchase of such loans. Through its wholly owned subsidiary, Statewide Financial Services, Inc., the Association also engages in the sale of annuity products. Statewide's primary sources of funds are deposits, net cash flow from its mortgage loan and mortgage backed securities portfolios and advances from the FHLBNY. At September 30, 1993, Statewide had total assets of $510.3 million, total deposits of $432.3 million and retained earnings of $32.0 million, or 6.3% of assets. Net income for the fiscal year to date was $3.0 million.

     Since 1989, Statewide's operations have been adversely affected by two primary factors; (1) the enactment of the Financial Institutions Recovery and Reform Act of 1989 ("FIRREA") and (2) losses associated with its former activities in acquisition, construction and development lending. Pursuant to FIRREA, Statewide's ability to continue to count the goodwill recorded in connection with its 1982 thrift acquisition was substantially reduced and is to be eliminated entirely on January 1, 1995. Because of these

     KAPLAN ASSOCIATES INC.
- ---------------------------

restrictions and the losses associated with its loan portfolio, at December 31, 1992, the Association did not meet certain capital requirements imposed by FIRREA and the regulations of the Office of Thrift Supervision ("OTS") implementing the terms of FIRREA. Because Statewide was undercapitalized, it was required to file a capital plan with the OTS. The Capital Plan provides for the Association to meet its minimum capital requirements by the end of 1994 through increases in retained earnings and growth constraints. The OTS accepted the Capital Plan and issued a Capital Directive on June 13, 1991 embodying the terms of the Capital Plan. Statewide remains under the provisions of the Capital Directive at this time. As of September 30, 1993, Statewide was in compliance with the capital targets contained in the Capital Directive and was in compliance with the minimum OTS capital requirements. However, under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the OTS regulations thereunder, Table 1 shows Statewide's capital compliance at September 30, 1993.

     Over the past five fiscal years, Statewide has operated with a controlled growth strategy designed to improve its capital position, manage the disposition or other resolution of its problem assets, restructure its mortgage backed and investment securities portfolios and improve profitability. As a result, Statewide's assets decreased from $599.1 million at March 31, 1989 to $510.3 million at September 30, 1993. As the impact of the problem assets and restructuring activities progressed, net income over the past five fiscal years varied considerably. Losses of $1.0 million, $3.2 million, and $1.3 million were recorded in 1989, 1990, and 1991 respectively. Statewide returned to profitability in 1992 recording net income of $ 2.4 million and in fiscal 1993, $5.6 million. During the five year period, retained earnings improved from a low point of $21.0 million in 1990 to the present level of $32.0 million at September 30, 1993. Problem assets have been reduced from a peak of $23.0 million in 1991 to $12.7 million at September 30, 1993.

     During recent years there have been dramatic changes in the environment in which all thrift institutions operate. In addition, the thrift industry has been affected by negative publicity that resulted from the failures of savings institutions. The Board of Directors at Statewide recognized that Statewide would have to compete with large numbers of bank, thrift and non-bank competitors while it was in the process of restructuring its own operations. Many of these companies are not subject to the same regulatory restrictions as Statewide. The Capital Directive, in addition to requiring Statewide to improve its capital, also imposes certain operating restrictions on the Association, including restricting its ability to grow, make certain capital expenditures and borrow funds. Because of these restrictions and the uncertain future of the

     KAPLAN ASSOCIATES INC.
- ---------------------------

                                    Table 1

                              CAPITAL COMPLIANCE
                             At September 30, 1993
                            (Dollars in thousands)



                                           Percent
                                Amount    of Assets
                                ------    ---------
    GAAP Capital               $32,006      6.27%
                               =======      ====
    Tangible Capital:
      Actual capital level     $16,481      3.31%
      Requirement                7,465      1.50
                               -------      ----
      Excess                   $ 8,460      1.75%
                               =======      ====

    Core Capital:
      Actual Capital level      20,327      4.08%
      Requirement               14,930      3.00
                               -------      ----
      Excess                   $ 4,976      1.00%
                               =======      ====

    Risk-Based Capital:
      Actual capital level     $21,350     12.09%
      Requirement               14,123      8.00
                               -------      ----
      Excess                   $ 6,785      3.84%
                               =======      ====


      Source:  HUBCO, Inc. Prospectus

     KAPLAN ASSOCIATES INC.
- ---------------------------

thrift industry in general, as well as recent and likely future regulatory changes, Statewide's Board of Directors undertook a review of Statewide's existing financial condition and examined alternatives available to the Association to meet the terms of the Capital Directive, comply with all existing and likely regulatory requirements, and continue to grow and effectively compete in its market. After reviewing the benefits and drawbacks of the proposed Conversion Merger with Hubco, Inc. ("HUBCO"), and of various alternatives to the Conversion Merger, Statewide's Board of Directors determined that the Conversion Merger presents the most viable option to pursue, is in the best interests of the Association, and will further the interests of the Association's depositors, borrowers, other customers, employees and the communities served by the Association.

     The remainder of Chapter I discusses; (1) the overall trends identified in this section that reflect the impact of changes in Statewide's economic, competitive and operating environment and, (2) recent management initiatives to resolve Statewide's capital and earnings problems. The discussion is supplemented by the information and financial data in Appendix II. Exhibit II-1 summarizes Statewide's statements of financial condition for each of the last five fiscal years. Exhibit II-2 summarizes the statements of operations for the same period. Subsequent tables in Appendix II are referenced in the text in the remainder of chapter I.

FINANCIAL CONDITION OVERVIEW
- ----------------------------

     The financial data in Table 2, set forth selected financial information on Statewide's financial position as of its fiscal year-ends March 31, 1989 through 1993 and at September 30, 1993. Table 3 presents Statewide's relative balance sheet concentrations over the same period.

     Statewide's asset base decreased from $599.1 million at March 31, 1989 to $510.3 million at September 30, 1993 a decline of $88.8 million or 14.8%. This shrinkage reflected management's initiative to improve capital ratios, concentrate on the reduction of problem assets and restructure the mortgage backed and investment securities portfolios. These goals were set out in the Capital Plan approved by the OTS. Most of the balance sheet shrinkage was achieved by a reduction in the loan portfolio and investment securities portfolio. These declines were partially offset by increases in the mortgage backed securities portfolio. Deposits declined from $488.3 million at March 31, 1989 to $432.3 million at September 30, 1993 a decline of $56.0 million or 11.5% and borrowings declined from $81.9 million to $43.0 million, a decline

     KAPLAN ASSOCIATES INC.
- ---------------------------

                                                    Table 2

                                            SELECTED FINANCIAL DATA
                                   As of March 31, 1989 through 1993 and at
                                              September 30, 1993

                                  At March 31,
                                     ----------------------------------------------------------     Sept. 30,
                                       1989         1990        1991         1992        1993         1993
                                       ----         ----        ----         ----        ----         ----
                             (Dollars in Thousands)
SELECTED FINANCIAL DATA:
Total Assets                         $599,125     $564,786    $529,225     $531,785    $517,885     $510,259
Loans receivable, net                 373,546      343,319     308,905      264,914     230,929      211,452
Cash and cash equivalents               9,191       12,587       9,127       12,393      11,312       19,237
Investment securities and
  securities held for sale             37,763       31,169      23,580       23,945      18,224       17,180
Mortgage-backed and related
  securities and mortgage-backed
  and related securities held
  for sale                            141,525      133,331     142,692      180,304     215,765      220,973
Deposits                              488,317      484,939     454,783      460,926     440,034      432,064
Borrowed funds                         81,938       54,972      51,084       43,392      45,092       42,992
Retained earnings, substantially
  restricted                           25,474       22,321      20,991       23,358      28,969       32,006


Source:  HUBCO, Inc. Subscription and Community Offering Prospectus

     KAPLAN ASSOCIATES INC.
- ---------------------------


                                    Table 3

                     RELATIVE BALANCE SHEET CONCENTRATIONS
                   As of March 31, 1989 through 1993 and at
                              September 30, 1993
                           (Percent of Total Assets)



                                            March 31,
                             ---------------------------------------   Sept 30,
                             1989     1990     1991    1992     1993     1993
                             ----     ----     ----    ----     ----     ----
Assets
- ------
Loans Receivable             63.6%    61.9%    60.0%   50.8%    45.5%    41.4%
Mortgage-Backed and
  Related Securities         23.6     23.6     27.0    33.8     41.6     43.3
Securities                    7.1      7.6      5.3     5.5      4.4      3.3
Cash and Equivalents          0.7      0.9      1.7     2.6      2.2      3.8
Goodwill                      3.2      3.3      3.3     3.1      3.0      3.0
Other Assets                  1.8      2.7      3.1     4.2      3.3      5.2
                            -----    -----    -----   -----    -----    -----
Total Assets                100.0%   100.0%   100.0%  100.0%   100.0%   100.0%
                            =====    =====    =====   =====    =====    =====

Liabilities and Net Worth
- -------------------------
Deposits                     81.5%    85.8%    85.9%   86.4%    84.9%    84.7%
Borrowed Funds               13.7      9.7      9.6     8.5      8.7      8.4
Other Liabilities             0.5      0.5      0.4     0.7      0.8      0.6
Net Worth                     4.3      4.0      4.0     4.4      5.7      6.3
                            -----    -----    -----   -----    -----    -----
Total Liabilities and
 Net Worth                  100.0%   100.0%   100.0%  100.0%   100.0%   100.0%
                            =====    =====    =====   =====    =====    =====

Source:  HUBCO, Inc. Prospectus; Kaplan Associates

     KAPLAN ASSOCIATES INC.
- ---------------------------

of $38.9 million or 44.9%. Reflecting the increased profitability of the most recent two fiscal years, retained earnings increased from $25.5 million at March 31,1989 to $32.0 million at September 30, 1993. As a result of the asset shrinkage and growth in retained earnings, the ratio of retained earnings to assets improved from 4.3% to 6.3% during the period.


LENDING ACTIVITY
- ----------------

     Statewide's primary lending activity is the origination of conventional real estate loans. The majority of these loans are residential loans on one-to-four family property. Statewide's real estate loan portfolio also includes loans on multi-family properties and non-residential properties. Currently, Statewide is not originating or participating in multi-family or non-residential loans. At September 30, 1993, Statewide had $168.7 million in loans secured by one-to-four family property, $4.7 million in loans secured by multi-family property, $16.2 million in loans secured by non-residential property and $23.5 million in other loans primarily second mortgage and FHA home improvement. The vast majority of Statewide's loans are secured by property located in its market area. At September 30, 1993, 51.9% of Statewide's one-to-four family loans were loans with adjustable rates. Statewide currently offers one-year adjustable loans and periodically offers adjustable loans in which the interest rate for an initial period is less than the fully indexed rate, however, the Association requires that the borrower qualify for the maximum payment after the initial adjustment. One-to-four family loans are generally underwritten to Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC") guidelines except, in certain cases, as to loan amount. The Association has, in the past, sold loans to the FHLMC and other investors. Currently, Statewide retains all mortgage loans originated.

     At September 30, 1993, non-residential real estate loans totalled $16.2 million or 7.6% of total loans and consisted of loans secured by properties approximately as follows: $ 14.0 million on a resort hotel, $1.2 million on a medium size office building and a total of $1.0 million on several small office buildings. The $14.0 million resort loan had $0.9 million in accrued interest at March 31, 1993. This loan was a participation in a larger loan that Statewide purchased in 1983 from a savings association that was subsequently seized by the RTC. The entire loan had a balance of $128 million including accrued interest. The loan was secured by a first and second mortgage on a resort and golf club in Boca Raton, Florida. This loan was settled in October, 1993 and Statewide recovered its entire principal

     KAPLAN ASSOCIATES INC.
- ---------------------------


balance in this loan. The $1.2 million non-residential real estate loan is secured by an office building in North Bergen, New Jersey and is a loan to facilitate made to a new borrower following the default of the original borrower. The loan is current on scheduled payments.

     At September 30, 1993, Statewide had approximately $23.4 million of other loans outstanding. These loans were composed of insured and uninsured home equity lines of credit, home improvement loans, secured equity loans and secured and unsecured personal loans. Statewide originates second mortgages on one-to-four family properties where there is no more than an existing first mortgage and the combined loan-to-value ratio is generally no more than 75%. Approximately $10.7 million of other loans were second mortgage loans. Statewide also originates FHA Title I home improvement loans, both on a direct basis and through dealers approved by Statewide in accordance with FHA guidelines. These loans are underwritten to FHA standards that generally provide for more liberal equity and debt-to-income ratios than for non-insured home improvement loans. In the event of borrower default, the FHA insures 90% of the principal balance plus accrued interest. Because of the more liberal underwriting standards, the interest rates are normally higher than rates for one-to-four family loans.

INVESTMENT PORTFOLIO
- --------------------

     At September 30, 1993, short term investments were in federal funds sold of $10.6 million. Investment Securities including FHLBNY stock were $21.7 million at September 30, 1993 a decrease from $37.8 million in 1989. Investment securities consisted almost exclusively of U.S. Government and Agency Obligations. Statewide invests in Mortgage Backed Securities ("MBS") as a complement to its mortgage lending activities. At September 30, 1993, MBS totalled $221.0 million an increase from the level of $141.5 million in 1989. At September 30, 1993, all of the Association's MBS portfolio was directly insured or guaranteed by GNMA, FNMA, or FHLMC. Statewide's current policy is to purchase MBS that are backed by adjustable rate loans or that have balloon maturities of seven years or less. At September 30, 1993, such MBS were 71.7% of total MBS. Statewide generally purchases MBS with the intention of holding them to maturity. In the past, Statewide has sold some MBS with longer maturities to reduce the Association's exposure to interest rates. At September 30, 1993, Statewide had $6.2 million in MBS available for sale with a market value of $6.5 million.




     KAPLAN ASSOCIATES INC.
- ---------------------------

DEPOSITS AND BORROWINGS
- -----------------------

     Deposits are the primary source of Statewide's funds used to support its lending and investment activities. Statewide also derives funds from cash flow from its loan, investment and MBS portfolios, its net interest income, FHLB advances and otherwise from its operations. Statewide offers regular passbook, statement savings, NOW, money market, fixed rate certificates of deposit and individual retirement accounts. Statewide recently emphasized core deposit origination and de-emphasized the origination of certificates of deposit. As a result of this change in emphasis which began in 1990, certificates of deposit declined from 59.3% of average total deposits in 1991 to the present level of 44.4% of average total deposits. Statewide's policy is to attract deposits from customers within its local market area. Statewide does not solicit out-of-state or brokered deposits.

     To supplement its deposit activities, Statewide borrows funds from the FHLBNY. Over the past five fiscal years, borrowings have declined from $82.9 million in 1989 to $43.0 at September 30, 1993. Statewide has no borrowings other than FHLBNY advances.

RETAINED EARNINGS
- -----------------

     At September 30, 1993, Statewide had retained earnings of $32.0 million which was 6.3% of assets. During the past five fiscal years, Statewide's equity reached a fiscal year-end low of $21.0 million in 1991 and improved to its present level because of the improvement in earnings of the last two fiscal years. At September 30, 1993, Statewide was in compliance with all of its minimum capital requirements ahead of the schedule for compliance contained in its Capital Plan and the Capital Directive.


INCOME AND EXPENSE TRENDS
- -------------------------

     Table 4, selected operating data, highlights the principal components of Statewide's earnings performance for the past five fiscal years ending with March 31, 1993 and for the six months ended September 30, 1993. Table 5 presents the weighted average yields and costs of the Association's interest earning assets and interest bearing liabilities. The Association's earnings improved from a peak loss of $3.2 million in 1991 to a net profit of $5.6 million in fiscal 1993 and $3.0 million for the six months ended September 30, 1993.




     KAPLAN ASSOCIATES INC.
- ---------------------------

                                    Table 4

                            SELECTED OPERATING DATA
                                 For the Fiscal Years Ended March 31, 1989 through March 31, 1993


                                                                               Fiscal Year-Ended March 31
                                                                --------------------------------------------------------
                                                                 1989        1990         1991        1992         1993
                                                                 ----        ----         ----        ----         ----
                                                                                 (Dollars in Thousands)
SELECTED OPERATING DATA:
Interest income                                                $56,452      $52,202     $48,149      $44,399     $39,822
Interest expense                                                42,928       42,252      37,387       30,605      21,829
                                                               -------      -------     -------      -------     -------
  Net interest income                                           13,524        9,950      10,762       13,794      17,993
   Less provision for loan losses                                  194        5,381       2,735        1,933         193
                                                               -------      -------     -------      -------     -------
  Net interest income after
   provision for loan losses                                    13,330        4,569       8,027       11,861      17,800
                                                               -------      -------     -------      -------     -------

OTHER INCOME:
  Loan servicing income and and other fees                         771          688         715          737         814
  Gain (loss on sale of:
    Investment securities, securities held for sale,
     mortgage-backed and related securities, mortgage-backed
     and related securities held for sale, and loans            (3,924)       2,273          20        1,764         530
  Other                                                            433        1,160         972        1,063         666
                                                               -------      -------     -------      -------     -------
    Total other income                                           2,720        4,121       1,707        3,564       2,010
                                                               -------      -------     -------      -------     -------

OTHER EXPENSES:
  Compensation and benefits                                      5,540        5,627       4,973        5,097       5,461
  Office occupancy and equipment                                 1,825        2,035       2,055        1,977       1,768
  Federal deposit insurance premiums                               867          851         916          969         954
  Foreclosed real estate expense                                    --           --          --        1,346         886
  Advertising and promotion                                        503          546         180          253         262
  Amortization of Goodwill                                         825          867         942          942         942
  Other                                                          2,025        1,840       1,964        2,379       1,899
                                                               -------      -------     -------      -------     -------
    Total other expense                                         11,585       11,766      11,030       12,964      12,173
                                                               -------      -------     -------      -------     -------
  Income before income taxes                                      (975)      (3,076)     (1,295)       2,462       7,637
  Income tax expense                                                64           77          35        1,461       2,490
                                                               -------      -------     -------      -------     -------
    Income before extraordinary credit                         $(1,039)     $(3,153)    $(1,330)     $ 1,001     $ 5,147
                                                               =======      =======     =======      =======     =======
    Extraordinary credit (use of NOL)                               --           --          --        1,367         463
                                                               -------      -------     -------      -------     -------
     Net Income                                                 (1,039)      (3,153)     (1,330)       2,368       5,610
                                                               =======      =======     =======      =======     =======


Source:  Statewide Savings Audited Financial Statements




     KAPLAN ASSOCIATES INC.
- ---------------------------

                                   Table 4-A

                           SELECTED OPERATING DATA
             For the Six Months Ended September 30, 1992 and 1993
                            (Dollars in Thousands)

                         Six Months Ended September 30,
                                                -----------------------------
                                                       1992        1993
                                                       ----        ----
SELECTED OPERATING DATA:
Interest income                                      $20,930      $17,754
Interest expense                                      11,919        8,845
                                                      ------       ------
  Net interest income                                  9,011        8,909
    Less provision for loan losses                        26          360
                                                      ------       ------
  Net interest income after
    provision for loan losses                          8,985        8,549
                                                      ------       ------
OTHER INCOME:
  Loan servicing income and
    and other fees                                       446          694
  Gain (loss on sale of:
    Investment securities, securities held for sale, mortgage-backed and related securities, mortgage-backed and related securities held
    for sale, and loans                                  530           --
  Other                                                  230          156
                                                      ------       ------
    Total other income                                 1,178          850
                                                      ------       ------

OTHER EXPENSES:
  Compensation and benefits                            2,674        2,915
  Office occupancy and equipment                         893          880
  Federal deposit insurance premiums                     492          551
  Foreclosed real estate expense                         432          196
  Advertising and promotion                              130          130
  Amortization of Goodwill                               471          471
  Other                                                  810          887
                                                      ------       ------
    Total other expense                                6,042        6,030
                                                      ------       ------
  Income before income taxes                           4,121        3,369
  Income tax expense                                   1,351        1,001
                                                      ------       ------
    Income before extraordinary credit                 2,770        2,368
    Extraordinary credit (use of NOL)                    463           --
                                                      ------       ------
   Net Income                                        $ 3,233      $ 3,038(1)
                                                      ======       ======


(1) Results for September 30, 1993 include an extraordinary credit after tax of $669 thousand from a cumulative effect from a change in accounting principal.

Source:  Statewide Savings Audited Financial Statements




     KAPLAN ASSOCIATES INC.
- ---------------------------

                                    Table 5

                                YIELDS AND COSTS
               For the Years Ended March 31, 1991, 1992 and 1993
              and the Six Months Ended September 30, 1992 and 1993
                             (Dollars in thousands)

                                                                                                           Six Months
                                                                       Year Ended March 31,           Ended September 30,
                                                                 --------------------------------     --------------------
                                                                  1991         1992        1993         1992        1993
                                                                  ----         ----        ----         ----        ----
                                                                 Average     Average      Average     Average      Average
                                                                 Yield/       Yield/      Yield/       Yield/      Yield/
                                                                  Cost         Cost        Cost         Cost        Cost
                                                                 -------     -------      -------     -------      -------
ASSETS:
Interest-earning assets:
  Mortgage loans, net                                              9.98%       9.76%        8.85%       9.31%       8.53%
  Other loans                                                     12.71       12.20        11.29       11.53       10.73
  Money market investments                                        10.07        5.78         4.48        5.40        3.55
  Investment securities and securities held for sale               8.01        7.79         6.94        6.89        6.31
  Mortgage-backed and related securities and
    mortgage-backed and related securities held for sale           8.66        8.34         7.45        7.79        6.64
  FHLB stock                                                       9.75        8.37         9.88        8.99        8.01
    Total interest-earning assets                                  9.65        9.23         8.24        8.62        7.58

LIABILITIES AND RETAINED EARNINGS:
  Interest-bearing liabilities:
    Deposit accounts:
      Passbook and statement savings                               5.53        4.84         3.38        3.74        2.81
      NOW                                                          6.88        5.71         3.88        4.20        3.21
      Money market                                                 5.85        5.11         3.43        3.75        2.83
      Certificate                                                  7.97        6.53         4.78        5.17        3.92
    Borrowed funds:                                                8.38        8.29         7.12        7.62        7.50
    Total interest-bearing liabilities                             7.27        6.14         4.44        4.80        3.76

  Net interest income/interest rate spread                         2.38        3.10         3.80        3.82        3.82
  Net interest-earning assets/net margin                           1.98        2.60         3.40        1.69        1.74


Source:  HUBCO, Inc. Prospectus




     KAPLAN ASSOCIATES INC.
- ---------------------------


Comparison of Six Months Ended September 30, 1993 and September 30, 1992
- -------------------------------------------------------------------------

     General - Net income for six months ended September 30, 1993 was $3.0 million a small decrease from the $3.2 million earned for the six months ended September 30, 1992.

     Interest Income - Interest income was $17.8 million for the six months ended September 30, 1993 a decline of $3.2 million or 15.2% from the $20.9 million of the same 1992 period. The average yield on earning assets decreased from 8.62% to 7.58% primarily because significant volumes of loan and MBS prepayments were invested at lower rates.

     Interest Expense - Interest expense declined by $3.1 million from $11.9 million in the 1992 period to $8.8 million for the 1993 period. Deposit rates decreased from 4.52% in the 1992 period to 3.38% in the 1993 period. Because the decrease in interest expense was essentially the same as the decrease in interest income, net interest income was stable across both periods at $8.9 million for the six months ended September 30, 1993 and $9.0 million for the same 1992 period.

     Provision for Loan Losses - The provision for loan losses was $360,000 for the six months ended September 30, 1993 and $365,000 for the same 1992 period.

     Other Income - Other income decreased from $1.2 million for the six months ended September 30, 1992 to $850,000 for the same 1993 period. The decrease was primarily caused by a $530,000 decline in gains on sales of MBS. This decrease was partially offset by a $185,000 increase in service charge income.

     Operating Expense - Operating expenses increased by $0.3 million to $6.0 million for the six months ended September 30, 1993. The increase primarily results from an increase in salaries and benefits.

     Income Taxes - Taxes were $0.3 million versus $0.8 million primarily because of a decrease in income before taxes.

Comparison of Fiscal 1992 and Fiscal 1993
- -----------------------------------------

     General - Net income for fiscal 1993 improved significantly from 1992 by over $3.2 million, from $2.4 million to $5.6 million. The primary reason for the increase was an increase of $ 4.2 million in net interest income that resulted from an increase in the net interest margin from 2.60% for 1992 to 3.40% for 1993.

     Interest Income - Interest income decreased by $ 4.6 million in fiscal 1993 as the average yield on earning assets decreased from 9.23% in fiscal 1992 to 8.24% in fiscal 1993. The decrease in interest income and yields was the result of lower income on mortgage loans because of prepayments being reinvested into MBS with lower interest rates.



     KAPLAN ASSOCIATES INC.
- ---------------------------

     Interest Expense - Interest expense decreased by $ 8.8 million or $ 4.2 million more than interest income. Weighted average deposit rates declined from 5.92% for fiscal 1992 to 4.14% for fiscal 1993. In addition, a shift from higher rate certificates of deposits to lower rate passbook and demand deposit type accounts and a decrease in certificates of deposits from 53.4% of total deposits to 47.2% contributed to the decline in interest expense.

     Provision for Loan Losses - The provision for loan losses declined to $0.2 million in fiscal 1993 from $ 1.9 million in fiscal 1992. The decrease was primarily the result of a $1.5 million provision in 1992 for one loan that was not required in 1993. Based on the total reserves established over the past five fiscal years, management believes that the reserves are adequate for the current portfolio.

     Other Income - Non-Interest income decreased by $1.6 million from $3.6 million in fiscal 1992 to $ 2.0 million in fiscal 1993. The decrease was primarily the result of a decline in net gains from the sale of MBS, from a $1.8 million gain in 1992 to a $0.5 million gain in 1993. During fiscal 1992, Statewide reported significant gains from two areas that were not ongoing; (1), the Association restructured its MBS portfolio to improve its interest rate risk resulting in a gain of $1.7 million and,(2) Statewide terminated its defined benefit pension plan resulting in an extraordinary gain of $867 thousand. The declines in the non-recurring items during fiscal 1993 were partially offset by increases in other income of $0.5 million. This increase was primarily from an increase in net commissions on the sale of annuities of $0.3 million. Statewide expects that the sale of annuities will increase in importance as a source of non-interest income and has committed resources to implement the aggressive marketing of annuities.

     Operating Expenses - Non-Interest expenses decreased by $0.8 million during fiscal 1993 because of decreases in three areas; expenses of foreclosed real estate, $0.5 million, net occupancy expense $0.2 million, and other expenses, $0.3 million. Salaries and benefits increased by $0.4 million.

     Income Taxes - Income taxes increased by $1.9 million in fiscal 1993 because of the increase in pre-tax income. The effective tax rate was 39.0% in fiscal 1993 down from 55.8% in 1992. The tax 1992 tax rate was increased because of an erase tax upon the termination of Statewide's defined benefit plan.




     KAPLAN ASSOCIATES INC.
- ---------------------------


Comparison of fiscal 1992 and 1991
- ----------------------------------

     General - Net income for the fiscal year 1992 improved by $3.7 million from a fiscal year 1991 loss of $1.3 million to a net profit of $2.4 million for fiscal year 1992. The net interest margin increased from 1.98% to 2.60% resulting in a $3.0 million increase in net interest income.

     Interest Income - Interest income decreased by $3.7 million from $48.4 million to $44.4 million primarily as a result of a decline in earning asset yield from 9.65% to 9.23%.

     Interest Expense - Interest expense decreased by $6.8 million from $37.4 million to $30.6 million. Both a decrease in the average cost of funds from 7.27% to 5.95% and a shift of deposits from certificates to passbook and demand deposits contributed to the decline average certificates of deposit declined from 59.3% of total average deposits to 53.4%.

     Provision for Loan Losses - The provision for loan losses increased by $1.7 million from $0.2 million in fiscal 1991 to $1.9 million in fiscal 1992. The majority of the increase in the provision was related to one $5.5 million loan for the acquisition construction and development of a single family residential community in Hunterdon County, New Jersey.

     Other Income - Other income increased by $1.8 million from $1.7 million in fiscal 1991 to $3.5 million in fiscal 1992. Net gains were the primary contributors to the increase including a gain of $1.7 million on the sale of MBS and an extraordinary gain of $867 thousand on the termination of the defined benefit pension plan. In fiscal 1991, there was a one-time gain of $903 thousand from a change in the accounting for Statewide's overfunded defined benefit pension plan.

     Operating Expenses - Operating expenses declined by $0.7 million primarily because of decreases in expenses associated with REO. REO expenses decreased by $0.4 million. Losses on investments in real estate also declined by $0.6 million during fiscal 1992. These declines in operating expenses were partially offset by increases in salaries and benefits of $0.1 million and other operating expenses of $0.3 million.

     Income Taxes - Federal and state income taxes increased during 1992 by $1.4 million because of increases in pre-tax income during the year. The effective tax rate was 55.8% for 1992 and 2.7% for 1991. The 1992 income tax provision was substantially offset by the utilization of $1.3 million in NOL benefits.




     KAPLAN ASSOCIATES INC.
- ---------------------------


Asset and Liability Structure
- -----------------------------

     Dramatic interest rate movements and deposits shifts into shorter term maturity accounts during the last decade, compounded by the thrift industry's historical practice of mismatching asset and liability maturities, caused significant operating losses within the industry. In response to the volatility of earnings and increased regulatory pressure to limit interest rate risk, thrifts substantially restructured the asset/liability repricing characteristics of their balance sheets. Large short-term negative gap positions were reduced at most thrifts, reducing the risk of interest rate movements on the balance sheet.

     The sustainability of thrift institution earnings is partially determined by the balance between interest-earning assets and interest-bearing liabilities that either mature or reprice during selected time periods("gap position"). To a large degree, the gap position determines the relationship between yield-cost spread and potential interest rate risk. In particular, the cumulative one-year gap provides a measure of the vulnerability of earnings to interest rate changes because thrifts often have difficulty immediately responding to changes in the interest rate environment. A thrift's ability to reduce or increase its one year gap is dependent on consumer preferences that may restrict its ability to manage interest rate risk to the degree that management may desire.

     Table 6 presents Statewide's interest-earning asset\interest-bearing liability structure by maturity or repricing categories as of March 31, 1993. Statewide's cumulative one-year negative gap position was 5.07%. Total liabilities maturing or repricing within one year exceeded total assets maturing or repricing within one year by $4.6 million. During the decade of the 1980's, Statewide focused on the origination of adjustable rate mortgages as a key part of its interest rate management strategy. However, recent market conditions have reduced Statewide's ability to originate adjustable loans. Therefore, at the beginning of 1991, Statewide modified its asset/liability policy to selectively restructure the balance sheet. The modifications included: small sales of the longest term MBS, origination or purchase of assets with a final maturity of seven years or less, purchase of adjustable rate securities, and extending the length of liability maturities by the use of FHLBNY term advances. These modifications combined with increases in Statewide's stable core deposits, led to an improvement in its asset/liability rate risk profile. Statewide does not presently believe that any significant changes in its interest rate risk management policies are required.




     KAPLAN ASSOCIATES INC.
- ---------------------------


                                    Table 6

                           ASSET/LIABILITY STRUCTURE
                               At March 31, 1993
                             (Dollars in thousands)


                                                                              At March 31, 1993

                                                     -------------------------------------------------------------------
                                                                                  More than
                                                     Less than      4 to 12       1 Year to      More than
                                                      3 Months      Months         5 Years        5 Years         Total
                                                     ---------     --------       ---------      ---------      --------
Interest-earning assets:
  Mortgage loans, net                                $18,015       $121,146       $ 44,403        $29,074       $212,638
  Other loans                                          2,631          2,402         11,645          4,381         21,059
  Money market investments                             6,100             --             --             --          6,100
  Investment securities and
   securities held for sale                               --          4,000         14,224             --         18,224
  Mortgage-backed and related
   securities and mortgage-backed
   and related securities held for sale, net           9,767         34,295        120,328         48,689        213,079
  FHLB stock                                           4,493             --             --             --          4,493
                                                    --------       --------       --------       --------       --------
       Total interest-earning assets                  41,006        161,843        190,600         82,144        475,593
                                                    --------       --------       --------       --------       --------
  Less unearned discount, deferred fees                    2            272            673            341          1,284
                                                    --------       --------       --------       --------       --------
       Net interest earning assets                    41,004        162,115        191,273         82,485        476,877

Interest-bearing liabilities:
  Deposit accounts:
  Passbook and statement savings                       4,584         13,169         61,319         28,837        107,909
  NOW                                                  6,557         17,852         46,480             --         70,889
  Money market                                         2,341          6,725         31,293         14,726         55,085
  Certificate                                         64,144        101,366         32,843             --        198,353
  Borrowed funds                                      11,075          1,575         15,750         16,692         45,092
                                                    --------       --------       --------       --------       --------
       Total interest-bearing liabilities             88,701        140,687        187,685         60,255        477,328
                                                    --------       --------       --------       --------       --------

Interest sensitivity gap                            $(47,697)      $(21,428)      $  3,588        $22,230       $   (451)
                                                    ========       ========       ========       ========       ========
Cumulative interest sensitivity gap                 $(47,697)      $(26,269)      $(22,681)        $ (451)      $   (451)
                                                    ========       ========       ========       ========       ========
Cumulative interest sensitivity gap as
  a percentage of total assets                         (9.21)         (5.07)         (4.38)         (0.90)         (0.90)
                                                    ========       ========       ========       ========       ========
Cumulative net interest-earning assets
  as a percent of interest-bearing liabilities         46.23%         88.55%         94.56%          99.91         99.91%
                                                    ========       ========       ========       ========       ========


Source:  HUBCO, Inc. Prospectus





     KAPLAN ASSOCIATES INC.
- ---------------------------

                                    Table 7

                         NON-PERFORMING ASSETS SUMMARY
                       As of March 31, 1990 through 1993
                           and At September 30, 1993

                                                           As of March 31,                       September 30,
                                            --------------------------------------------      ------------------
                                              1990       1991         1992        1993         1992        1993
                                              ----       ----         ----        ----         ----        ----
                                                                  (Dolllars in Thousands)

Non-accrual mortgage loans                 $ 6,645      $ 7,056     $   752      $ 1,625     $ 2,150      $ 1,169
Mortgage loans delinquent 90 days
  or more and still accruing                   908        5,438       1,909          740         892          545
Other loans delinquent
  90 days or more and still accruing           482          556         603          509         504          317
                                           -------      -------     -------      -------     -------      -------

    Total non-performing loans               8,035       13,050       3,264        2,874       3,546        2,031

Real estate owned and in-substance
  Foreclosed loans net of related
  allowance for losses                       8,673        9,924      15,428       11,563      13,712       10,710
                                           -------      -------     -------      -------     -------      -------

    Total non-performing assets            $16,708      $22,974     $18,692      $14,329     $17,258      $12,741
                                           =======      =======     =======      =======     =======      =======

Non-performing loans to total loans           2.24%        4.17%       1.22%        1.23%       1.43%        0.96%

Total non-performing assets to
  total assets                                2.96%        4.34%       3.51%        2.78%       3.25%        2.46%


Source:  HUBCO, Inc. Prospectus





     KAPLAN ASSOCIATES INC.
- ---------------------------


Asset Quality
- -------------
     Depressed real estate markets, excessive commercial property development and a slumping general economy contributed to an increase in loan delinquencies and foreclosures at savings institutions nationwide. Savings institutions in Statewide's market area were particularly influenced by these factors. In response, many thrifts, including Statewide, took significant provisions for loan losses and losses on foreclosed properties. Table 7 presents Statewide's non-performing assets for each of the last five fiscal years ending March 31, 1993 and at September 30, 1993. Total non-performing assets peaked in 1991 at $23.0 million or 4.34% of total assets and declined to $12.7 million at
September  30,  1993.  At  September   30,  1993   non-performing   assets  were
concentrated in real estate owned and loans considered to be in-substance foreclosures. Real estate owned and in-substance foreclosures are carried at the lower of cost or estimated fair market value at the time of foreclosure and such values are adjusted to reflect any subsequent declines in fair market values based on management's continuing evaluations. Interest income is reduced by the full amount of accrued and uncollected interest once a loan becomes 90 days or more past due, is placed in foreclosure or is otherwise determined to be uncollectible unless the loan is insured or guaranteed. Management establishes loan loss reserves based upon its periodic review of the loan portfolio and its estimate of the collectibility of loan principal and interest.

     At September 30, 1993, four properties with an aggregate balance of $6.6 million constituted 61.3% of Statewide's real estate owned. The remaining balance of $4.1 million consists of 43 separate properties with an average balance of $96,400. The largest parcel of real estate owned is an in-substance foreclosure of a loan originally made for the construction of 172 single family loans in Raritan Township, New Jersey. The developer filed for Chapter 11 bankruptcy in 1991. At September 30, 1993, Statewide's net investment in this loan was $3.1 million. The bankruptcy court approved a plan of reorganization in March of 1993. Under the plan, Statewide is to receive approximately $4.6 million in payments through calendar year 1997 from the construction and sale of homes and lots. Statewide will not be required to advance any funds to the developer. During fiscal 1993, Statewide received $593 thousand from sales activities at this project. Management currently does not anticipate any additional losses in connection with this project.

     A second large parcel of real estate owned resulted from a separate loan to the same borrower as the parcel described above. This loan originally made in 1987 to develop a 48 acre tract in Raritan Borough, New Jersey into




     KAPLAN ASSOCIATES INC.
- ---------------------------


residential dwelling units is also considered to be an in-substance foreclosure. The September 30, 1993 net balance of this parcel was $2.2 million. The same reorganization plan as described above applies to this parcel of property. Statewide is to receive all principal and interest due on the original loan from the sale of 110 single family homes through calendar year 1996. The plan anticipates that Statewide will receive approximately $3.4 million in payments. Statewide is not obligated to advance any additional funds on this project. Management does not anticipate any further losses on this parcel.

     The third largest property is also an in-substance foreclosure with a net balance, at September 30, 1993, of $655 thousand. The loan was made to finance the construction of 12 single family homes in Chester, New Jersey. The developer is currently operating under Chapter 11 protection with a formal plan of reorganization under development. Under a previous order of the court, Statewide received payments, since September 1992, of interest at a rate of prime pus 1.5%. During fiscal 1993, Statewide received principal and interest payments of $511 thousand. Statewide is making no additional advances to the developer. Management currently does not anticipate any further losses on this loan.

Subsidiary Activity
- -------------------

     Statewide has three subsidiaries each of which is wholly owned:

     Statewide Atlantic Corp. Statewide Atlantic Corp. is inactive. The subsidiary was previously a joint venture partner in a residential real estate development that was completed during fiscal 1989.

     Statewide Financial Services Inc. This subsidiary holds a New Jersey corporate insurance license. Statewide sells tax-deferred annuity investments and term life insurance products to its customers through Statewide Financial Services, Inc. In Fiscal 1993 and 1992, Statewide Financial Services earned $456 thousand and $188 thousand in commissions.

     Seventy Sip Corp. Seventy Sip Corp. is a joint venture partner in a residential real estate development in Little Egg Harbor, New Jersey. Because of a decline in sales, the joint venture is having financial difficulties and Statewide does not intend to invest any additional funds in the joint venture. In April of 1993, the joint venture construction lender accepted a deed in lieu of repayment of the construction loan and agreed to replace letters of credit that Statewide issued to secure improvements that were to be made by the joint venture. These letters of credit totaled $1.8 million. As of September 30, 1993, Statewide charged off its entire investment in the joint venture.





     KAPLAN ASSOCIATES INC.
- ---------------------------


Primary Market Area
- -------------------

     Statewide's primary market area includes the neighborhoods surrounding its thirteen branch offices. Six offices, including the headquarters office, are located in Hudson County, two in Bergen County and five in Union County, New Jersey. These counties are all part of the large Metropolitan New York MSA. In addition, the counties are in close proximity to Newark, New Jersey. The economy in this area is broadly diversified among heavy and light manufacturing, petrochemical refining, transportation and port facilities and a wide variety of retail and service industries. Table 8 contains key demographic data for the United States, New Jersey and the counties comprising Statewide's primary market area.





     KAPLAN ASSOCIATES INC.
- ---------------------------
                                  Table 8

                          KEY ECONOMIC INDICATORS
            United States, New Jersey and Newark/New Jersey SMSA

============================================================================
                                            UNITED                 NEWARK/
KEY ECONOMIC INDICATOR                      STATES   NEW JERSEY    NEW YORK
- ----------------------------------------------------------------------------
Total Population, 1991 Est.               257,214,608  7,816,393 17,033,162
  1980-90 Percent Change                          9.8        5.0        3.0
  1990-92 Percent Change, Est.                    3.4        1.1        0.6
- ----------------------------------------------------------------------------
Aggregate Income, 1992 Est. ($Millions)    $4,339,210   $179,276   $389,752
  1979-89 Annual Percent Change                  10.6       12.8       12.4
  1989-92 Annual Percent Change, Est.             1.8        2.0        2.0
- ----------------------------------------------------------------------------
Per Capita Personal Income, 1992 Est.         $16,870    $22,936    $22,882
  1979-89 Annual Percent Change                   8.8       11.8       11.8
  1989-92 Annual Percent Change, Est.             1.4        1.9        1.9
Household Income Distribution, 1992
Est.  (%)
  Less than $14,999                              20.9       13.2       17.1
  $15,000 -  $34,999                             31.3       22.5       22.8
  $35,000 -  $74,999                             35.1       39.5       35.9
  $75,000 and Over                               12.7       24.9       24.2
- ----------------------------------------------------------------------------
Employment by Industry, 1980  (%)
  Construction                                    6.2        6.0        5.2
  Manufacturing                                  17.7       16.9       13.9
  Transportation/Utilities                        7.1        8.6        9.0
  Wholesale                                       4.4        5.4        4.9
  Retail                                         16.8       15.2       14.2
  Finance/Insurance                               6.9        8.9       10.8
  Services                                       32.7       33.2       36.7
  Public Administration                           4.8        4.7        4.5
  Agriculture/Mining                              3.3        1.2        0.8
- ----------------------------------------------------------------------------
1992 Median Age of Population, Est.              33.7       35.3       35.1
- ----------------------------------------------------------------------------
1990 Unemployment Rate                            6.3        5.7        6.8
- ----------------------------------------------------------------------------
Housing Values, 1990  (%)
  Less than $ 39,999                             16.7        2.0        0.8
  $40,000 -  $ 74,999                            30.7        6.8        2.2
  $75,000 -  $149,999                            30.8       34.6       23.3
  $150,000 and Over                              21.8       56.7       73.7
- ----------------------------------------------------------------------------
Median Value (1990)                           $79,097   $162,258   $189,301
- ----------------------------------------------------------------------------
Units in Structure, 1990  (%)
  1-4                                            74.0       77.9       59.9
  5+                                             17.8       19.6       38.2
  Mobile & Other                                  8.2        2.5        1.9
============================================================================




     KAPLAN ASSOCIATES INC.
- ---------------------------


                            Table 8 (Continued)

                          KEY ECONOMIC INDICATORS
             United States, New Jersey and Newark/New York SMSA

============================================================================
                                           UNITED                    NEWARK/
KEY ECONOMIC INDICATOR                     STATES      NEW JERSEY   NEW YORK
- ----------------------------------------------------------------------------
Total Households, 1992 Est.                95,883,120  2,849,746   6,263,747
  1980-90 Percent Change                         14.4        9.7         4.5
  1990-92 Percent Change, Est.                    4.3        2.0         0.9
- ----------------------------------------------------------------------------
Total Housing Units, 1990                 102,263,678  3,075,310   6,675,266
  % Vacant                                       10.1        9.1         7.0
  % Occupied                                     89.9       90.9        93.0
- ----------------------------------------------------------------------------
Occupied Housing Units, 1990               91,947,410  2,794,711   6,208,891
  % By Owner                                     64.2       64.9        49.8
  % By Renter                                    35.8       35.1        50.2
============================================================================

    Source:  National Planning Data Corporation




     KAPLAN ASSOCIATES INC.
- ---------------------------


                     II.   COMPARISONS WITH PUBLICLY TRADED THRIFTS

     This chapter compares Statewide with a select group of publicly traded thrift institutions ("the comparative group") for the purpose of determining the appropriate adjustments to Statewide's pro forma conversion value relative to the comparative group. Exhibits III-1 through III-7 in the appendix show key financial comparisons of Statewide with the comparative group based on selected measures of profitability, income and expense trends, yield-cost structure, capital levels, balance sheet composition, and risk measures for the latest period ended September 30, 1993. Because the selection of the individual companies in the comparative group is equally as important as the subsequent adjustments that will be made to Statewide's estimated pro-forma conversion value, the selection criteria that were employed and the companies selected for inclusion in the comparative group are discussed below.

Selection Criteria
- ------------------

     Selected market price and financial data for thrifts listed on the New York and American Stock Exchanges and those traded on the Over-The-Counter Market listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") are shown in exhibits IV. Several criteria, discussed below, were used to select the comparative group from among this larger publicly traded group.

     . Trading volume and degree of liquidity - The existence of an active and regular trading market is imperative because the reliability of share price data on thinly traded stocks may be questionable. The available price data on thinly traded stocks may not be sound indicators of current market conditions and could be particularly misleading in regard to market conditions for a to-be-issued stock. Therefore, we limited our selection of institutions for the comparative group to those listed on the two major exchanges and NASDAQ. Trading volume in all stocks varies considerably especially among NASDAQ companies, therefore, the volume for a particular issue is given special consideration. We also eliminate companies whose market prices appear to be materially influenced by publicly announced or anticipated acquisitions.




     KAPLAN ASSOCIATES INC.
- ---------------------------


     . Recent Conversions - Market price performance of recently converted thrift institutions is another important factor bearing on the likely reception of a new thrift stock offering. This factor is even more critical if there were recently completed conversions in the same market area as the converting institution.

     . Geographic Location - The region of the country in which the converting institution is located and operates is also an important criterion. The operating environment for thrift institutions varies from state-to-state and regionally because of economic conditions, real estate market conditions, and the legal, regulatory and investment climate. Stock prices for northeastern and mid atlantic thrifts generally reflect market valuation ratios below the overall thrift stock price ratios.

     . Operating characteristics and asset size - Are also important criteria because they directly affect investors' rates of return on their stock investments and the markets' perception of a given company's quality and investment attractiveness. The operating characteristics include financial variables such as profitability, growth, and capitalization and non-financial variables such as lines of business and management strategies.

Selection Procedure
- -------------------

     We believe that Statewide's most recent operating and balance sheet trends and its asset size are critical variables in determining the appropriate comparative group and are important factors that investors would examine, among others, in making a comparison between Statewide and other publicly traded thrift institutions. In creating the comparative group, we focused on profitable institutions in a size range of approximately $250 million to $1 billion in assets. We included a selection of institutions in New Jersey because of the recent real estate problems experienced by many thrifts in that state and the apparent market perception that the state may be entering a period of recovery in its real estate markets. Statewide is an example of an institution that appears to be strongly on the path to a recovery from its asset quality problems of the recent past. The comparative group, therefore, includes companies that still exhibit moderate asset quality problems as measured by the ratio of non-performing assets to total assets. The comparative group also includes companies that have a lower tangible equity to asset ratio than total equity to asset ratio reflective of some intangibles on their balance sheet. We selected companies that are useful




     KAPLAN ASSOCIATES INC.
- ---------------------------


in approximating the subjective judgements that investors may make regarding decisions between Statewide, in a conversion offering, and other publicly traded thrifts. Despite the fact that there are inevitable differences between Statewide and the individual companies in the comparative group, we believe that the comparative group provides a meaningful comparison for valuation purposes.

     Table 9 provides data on the general characteristics of the 13 companies selected for the comparative group. The average asset size for the group was $600 million approximately parallel to Statewide's asset size of $510.3 million. The comparative group is drawn from the Northeastern states of Massachusetts (2 companies), Connecticut(1 company), the Middle Atlantic state of New Jersey (7 companies) and one company each from the states of Virginia, and Missouri.


RECENT FINANCIAL COMPARISONS
- ----------------------------

     Table 10 summarizes certain key financial comparisons among Statewide and the comparative group, for the 12 months ended September 30, 1993 that are presented in detail in Appendix III. Statewide's return on average assets for this period was 0.92% (excluding the cumulative effect of a change in accounting principle) versus the comparative group average of 1.05%. Statewide's level of core income (representing earnings before taxes, gains on sales of assets and extraordinary items) was 1.46% of average assets, significantly above the peer group average of 1.01%. The comparative group included several highly profitable companies with high core earnings ratios such as: Central Jersey Financial 1.61%, Lakeland Financial, 1.64%, Metro Bancshares, 1.79%, and North American Savings, 1.94%. The group's average was negatively affected by companies with low core earnings ratios such as: Crestmont Financial Corp., 0.41%, First State Financial, 0.49%, Virginia First Savings, 0.21%, and Warren Bancorp, 0.31%.

     Most of the comparable companies exhibited strong levels of net interest income relative to average assets. The comparative group's ratio of net interest income to average assets was 3.24%. Statewide's net interest income ratio was above the comparative group average at 3.36%.




     KAPLAN ASSOCIATES INC.
- ---------------------------

                                                    Table 9

                                            GENERAL CHARACTERISTICS
                                      Statewide and the Comparative Group
                                             As of March 31, 1993
                                                                              Total
                                                              No. of         Assets         Equity/
Company                              City            State    Offices        ($000)         Assets
- -------                              ----            -----    ------         ------         ------
Statewide Savings                 Jersey City         NJ         13       $  512,337          6.12

Comparative Group:
- ------------------
Co-operative Bank of Concord      Acton               MA         12          652,734          8.47
Central Jersey Financial          East Brunswick      NJ          6          409,014          8.69
FMS Financial Corp.               Burlington          NJ         10          440,321          5.66
First State Financial Services    West Caldwell       NJ         10          432,285          7.04
Raritan Bancorp Inc.              Raritan             NJ          5          301,355          7.31
Lakeland First Financial Corp.    Succasunna          NJ         16          606,420          7.52
Bancorp New Jersey                Somerville          NJ         12          470,320         10.05
Metro Bancshares Inc.             Jericho             NY         13        1,002,756          6.94
Crestmont Financial Corp.         Edison              NJ         15        1,018,815          6.59
Waren Bancorp                     Peabody             MA          6          389,382          5.62
DS Bancor, Inc.                   Derby               CT         22        1,206,491          5.29
North American Savings Bank       Grandview           MO          8          513,334          5.85
Virginia First Savings, FSB       Petersburg          VA         22          561,239          6.15

Source:  Statewide Savings S.L.A.; SNL Securities; Kaplan Associates


    Statewide's earning asset yield at 7.58% was lower than the comparative group average of 7.71%. Statewide's cost of funds at 3.76% was also lower than the comparative group average of 4.03%. Statewide's lower cost of funds reflects its recent emphasis on the origination of passbook and demand type accounts and its competitive pricing position in its market areas.

    Statewide generated total non-interest income of 0.32% of average assets as compared to 0.35% for the comparative group. Statewide recently began the sale of annuities and other consumer investments to increase its non-interest income and management believes that the full benefits have not yet appeared in the non-interest income results. Non-interest income also includes earnings from service charges and fees.




     KAPLAN ASSOCIATES INC.
- ---------------------------

                                        Table 10

                                KEY FINANCIAL INDICATORS
                   Statewide Savings, S.L.A. and the Comparative Group
             As of or for the Latest Twelve Months Ended September 30, 1993

                                  Comparative
                              Statewide Group Avg.
Profitability  (% of Avg. Assets)              ---------    ----------
- -------------
  Net Income                                     0.92%        1.05%
  Core Earnings (before gains and taxes)         1.46         1.01

  Interest Income                                7.08         7.28
  Interest Expense                               3.62         3.67
                                                -----        -----
    Net Interest Income                          3.46         3.61

  Provision for Loan Losses                      0.10         0.35
  Gains on Sale of Assets                         --          0.38
  Real Estate Income                            (0.13)       (0.26)
  Other Non-interest Income                      0.32         0.35
  General and Administrative Expense             2.04         2.34
  Intangible Amortization Expense                0.18         0.07


Yield-Cost Data
- ---------------
  Yield on Interest-Earning Assets               7.58%        7.71%
  Cost of Interest-Bearing Liabilities           3.76         4.03
                                                 ----         ----
    Net Interest or Yield-Cost Spread            3.82%        3.68%


Asset Utilization  (% of Avg. Assets)
- -----------------
  Avg. Interest-Earning Assets                  91.58%       94.47%
  Avg. Interest-Bearing Liabilities             92.02        90.82
                                                -----        -----
    Net Interest-Earning Assets                 (0.44)        2.71


Financial Concentration  (% of Total Assets)
- -----------------------
  Cash and Investments                           8.02        11.05%
  Loans Receivable                              41.44        61.64
  Mortgage-Backed Securities                    43.31        22.61
  Real Estate                                    2.09         1.40
  Intangible Assets                              2.97         0.60
  Total Deposits                                84.68        85.95
  Borrowed Funds                                 8.43         5.47
  Total Equity                                   6.27         7.08


Risk Measures
- -------------
  Non-performing Assets/Total Assets             2.49%        2.95%
  Non-performing Assets/Total Equity            39.62        43.25
  Net Charge-offs/Avg. Loans                     0.66         0.34
  Reserves/Non-performing Assets                 8.24        38.80
  One-Year Gap Position/Total Assets            (5.07)       (7.20)


Source:  HUBCO Inc. Prospectus; SNL Securities; Kaplan Associates




     KAPLAN ASSOCIATES INC.
- ---------------------------


    Statewide's ratio of general and administrative expenses excluding goodwill amortization of 0.18% of average assets, was 2.04% of average assets. The same ratio for the comparative group was 2.34%. Including the amortization of goodwill, Statewide's ratio of operating expenses to average assets was 2.22% Statewide has a higher level of remaining goodwill than any of the comparative group companies with total intangibles to assets of 3.0% versus 0.6% for the average of the comparative group. Statewide's earnings are, therefore, more significantly affected by intangible amortization expense than the comparative group's earnings.

    Statewide's loan loss provision at 0.10% of average assets was below the comparative group average of 0.37%. Statewide's comparatively low provision reflects the declining trend in its level of non-performing assets as well as the significantly larger provisions taken in prior years. Statewide's ratio of non-performing assets to assets was 2.50% compared to the comparative group average of 2.95%. Statewide's level of reserves to average assets was 0.20% as compared to the comparative group average of 0.97% This reflects Statewide's lower level of non-performing assets and the composition of Statewide's nonperforming assets that is weighted toward in-substance foreclosures that are carried at market values, and are adjusted periodically to reflect changes in market values.

    Statewide's pre-conversion total equity at 6.27% of total assets was below the comparative group average of 7.08%. Statewide's tangible equity to asset ratio at 3.30% of assets was significantly below the comparative group average of 6.51%. Statewide has a much larger intangible equity position than any of the comparable companies with intangibles equal to 47.38% of equity versus 8.0% for the comparative group average. This intangible represents the balance of the goodwill from an 1982 supervisory acquisition. Statewide had a lower percentage of loans, 41.44% of average assets, than the comparative group average of 61.64% and a higher percentage of MBS, 43.31% of average assets, than the comparative group average of 22.61%. This reflects management's policy of improving the risk capital position, restructuring the securities and MBS portfolios as well as difficulty in mortgage originations because of market conditions in Statewide's primary market area. Statewide's growth rate in all major areas including total deposits, loans and total assets was negative while the comparative companies' average was positive in each of these areas. This reflects management's deliberate control of growth to improve the capital position under Statewide's capital plan as well as compliance with Statewide's capital directive that contains growth restrictions.




     KAPLAN ASSOCIATES INC.
- ---------------------------


                             III.  MARKET VALUE ADJUSTMENTS

     This concluding chapter identifies certain adjustments to Statewide's estimated pro forma conversion value relative to the comparative group, in addition to those identified in the previous chapter, in order to reflect the differences between Statewide and the comparative group. In addition, certain adjustments are necessary to reflect the equity market's likely current reception of an initial thrift stock offering.

     The adjustments discussed in this chapter are made from a potential investor's viewpoint. Potential investors may include depositors holding subscription rights and unrelated parties that may purchase stock in a community offering through a securities firm. These potential investors are assumed to be aware of all relevant and necessary facts as they pertain to the value of the thrift's common stock relative to the common stock of other publicly traded thrift institutions and relative to alternative investments.

     The  market  value   adjustments   are  based  on  certain   financial  and
non-financial criteria that include, among other factors:

                       (1) Earnings Consistency
                       (2) Market Area
                       (3) Management
                       (4) Subscription interest
                       (5) Stock Market Conditions

     The final section of this chapter defines Statewide's estimated pro forma conversion value and compares Statewide on a pro forma basis with members of the comparative group and the all public thrift aggregate with respect to market valuation ratios.

Earnings Consistency
- --------------------

     Earnings consistency depends upon the sensitivity of asset yields and liability costs to changes interest rates, asset quality, and the stability of non-interest income and non-interest expenses. A thrift institution's ability to stabilize net interest income by asset/liability management practices and to offset any declines in net interest income with other sources of non-interest rate sensitive income is an increasingly important factor to thrift investors. Asset quality and the trend in asset quality are also very important factors because investors heavily discount the market value of thrifts perceived to be having significant asset quality problems.




     KAPLAN ASSOCIATES INC.
- ---------------------------


     Statewide placed increased emphasis on improving profitability across the business cycle. Statewide reported earnings of $5.6 million for the fiscal year ended March 31,1993 a significant increase from the $2.4 million reported in fiscal 1992 and the losses reported in 1991, 1990, and 1989. Net income for the six months ended September 30, 1993 was $3.0 million. In addition, gains from the sale of assets were a much less significant part of 1993 operating results than in 1992 and other non-interest income continued to improve from prior years' results for the fiscal year and this trend continued for the six months ended September 30, 1993. Net interest income for fiscal 1993, both before and after the provision for loan losses, was the highest of the past five years and reflects a steadily improving trend since 1990. Statewide was successful in improving its net interest income in the current interest rate environment while also operating under the constraints imposed by the capital directive. Further significant improvements may require a more aggressive growth strategy that requires the removal of the constraints contained in the capital directive.

     Asset quality improved significantly over the past five years. Statewide's ratio of non-performing assets plus loans 90 days delinquent at 2.50% of assets, as of September 30, 1993, compares favorably with the comparative group average of 2.95%. Statewide's remaining problems are primarily concentrated in three in-substance foreclose residential development projects located in its home state of New Jersey. These projects were described in Chapter 1. Management does not believe that there will be any further losses associated with these projects but that the final workout may require another two to three years. Reflecting management's view and Statewide's progress of the last several years the provision for loan losses in 1993 was at the lowest level of the past five years.

     We selected a comparative group that we believe contains similar earnings strengths and exhibits similar overall risk characteristics as Statewide, at this time. Therefore, we believe no adjustment to Statewide's pro forma conversion value is warranted relative to the comparative group.




     KAPLAN ASSOCIATES INC.
- ---------------------------


Market Area
- -----------

     In general, we believe that the market areas of most of the individual comparative group members with the possible exceptions of North American Savings and Virginia First Savings are not dramatically different from Statewide's. Seven of the comparative companies operate in New Jersey along with Statewide. For the most part, these companies operating in New Jersey also operate in the more densely populated urbanized areas of the state. The remaining comparative companies operate in the metropolitan markets of Massachusetts and Connecticut. In addition, most of the comparable companies faced similar real estate markets over the past five years, Therefore, we do not believe a further adjustment for market area is warranted.

Management
- ----------

     Management implemented material improvements in Statewide's financial condition over the past five years in accordance with Statewide's capital plan. Management's primary focus was on reducing the level of non-performing assets and restoring Statewide to regulatory capital compliance, both goals were achieved. In addition, management implemented a balance sheet restructuring to improve Statewide's ability to manage its interest rate exposure. We do not believe the current demands placed on Statewide's management exceed those placed on all thrift institution management. We believe Statewide's management demonstrated the ability to adapt and successfully deal with Statewide's problems in a changing economic and regulatory environment. Therefore, an adjustment for management is not warranted.

Subscription Interest
- ---------------------

     Sizeable subscription interest in thrift stock offerings is important to a successful conversion. It is very difficult to predict the results of subscription offerings. Recent conversions in 1992 and 1993 experienced very robust subscription interest that was a key to successful offerings and stimulated after-market stock price performance. Absent actual subscription results, we do not believe an adjustment is warranted, at this time, for Statewide's anticipated subscription interest.




     KAPLAN ASSOCIATES INC.
- ---------------------------


Stock Market Conditions
- -----------------------

     Table 11 presents the monthly performance of the SNL Thrift Index of all publicly traded thrifts from January 2, 1991 through December 6, 1993. As shown in the table, the index performed strongly over the past two and three-quarter years. Following a significant increase in 1991, the thrift stock market weakened in the spring of 1992. In July of 1992, the Federal Reserve's half-point reduction in the discount rate resulted in an improved market for thrift and bank stock as well as for other interest rate sensitive stocks such as utilities. In the last quarter of 1992, the market for thrift stocks again weakened because investors reconsidered the likely impact of the interest rate forecast on thrift earnings. Investors became concerned that net interest rate spreads possibly had reached peaks. As a result, thrift stocks traded within a narrow range at the close of 1992.

     During  1993,  thrift stock  prices have been  volatile  because of varying investor reaction to changing and often conflicting evidence in the future direction of interest rate changes and general economic activity. The SNL thrift index advanced early on 1993 as many formerly troubled thrifts reported improved financial positions, consolidations continued at an accelerated rate, and interest rates resumed a declined trend. The bond market continues to show volatility as investors are having difficulty interpreting the economic indicators and the strength of the economic recovery. During the summer, thrift stock prices resumed an upward trend as interest rates declined to new lows.

     Most recently, the bond market has shown even higher levels of volatility as investors still cannot adequately interpret the economic indicators and the strength of the recovery. In the most recent months bond prices in general have weakened and financial institution stock prices have also fallen back. In particular, stock prices of financial institutions not considered to be potential acquisition candidates have fallen significantly. During late October and November investors began to sell-off financial sector stocks, including thrifts, following third quarter earnings releases that also coincided with an uptick in long-term interest rates. Investors are now focussing more carefully on the shrinking net interest spreads and the prospect that earnings improvements will now be dependent upon continued declines in credit reserves and reductions in operating expenses combined with a need for need for financial sector companies to generate fee income. The ability of financial institutions to improve fee income as well as to continue high loan origination volume is closely linked to the pace of the economic recovery, the prospects for long-term interest rates and the possibility of an increase in the current low inflation rate.




     KAPLAN ASSOCIATES INC.
- ---------------------------


                                        Table 11

                          SNL THRIFT INDEX MONTHLY PERFORMANCE
                          January 2, 1990 to December 6, 1993


                                SNL       Change        Change   Change
                              Thrift       Since         Since    Since
             Date            Index(1)    01/02/91      01/02/92 01/04/93
                             --------    --------      -------- --------

1991     January 2, 1991       96.6        --             --       --
- ----     February 1, 1991     107.9        11.7%          --       --
         March 1, 1991        122.5        26.8           --       --
         April 1, 1991        125.5        29.9           --       --
         May 1, 1991          131.2        35.8           --       --
         June 3, 1991         137.1        41.9           --       --
         August 1, 1991       137.5        42.3           --       --
         September 3, 1991    142.1        47.1           --       --
         October 1, 1991      141.8        46.8           --       --
         November 1, 1991     134.7        39.4           --       --
         December 2, 1991     126.5        31.0           --       --

1992     January 2, 1992      143.9        49.0           --       --
- ----     February 3, 1992     153.3        58.7            6.5%    --
         March 2, 1992        164.3        70.1           14.2     --
         April 1, 1992        157.6        61.4            9.5     --
         May 1, 1992          160.8        66.5           11.7     --
         June 1, 1992         170.4        76.4           18.4     --
         July 1, 1992         175.1        81.3           21.7     --
         August 3, 1992       179.7        86.0           24.9     --
         September 1, 1992    169.6        75.6           17.9     --
         October 1, 1992      167.0        72.9           16.1     --
         November 1, 1992     172.4        78.5           19.8     --
         December 1, 1992     186.2        92.8           29.4     --

1993     January 4, 1993      201.1       108.2           39.7     --
- ----     Febraury 1, 1993     219.2       126.9           52.3      9.0
         March 1, 1993        221.1       128.9           53.6      9.9
         April 1, 1993        228.2       136.2           58.6     13.5
         May 3, 1993          215.9       123.5           50.0      7.4
         June 1, 1993         214.7       122.3           49.2      6.8
         July 1, 1993         220.5       128.3           53.2      9.6
         August 2, 1993       234.7       143.0           63.1     16.7
         September 1, 1993    246.7       155.4           71.4     22.7
         October 1, 1993      259.9       169.0           80.6     29.2
         November 1, 1993     258.6       167.7           79.7     28.6
         December 1, 1993     244.9       153.5           70.2     21.8
         December 6, 1993     247.8       156.5           72.2     23.2


         (1) Index is market-value weighted; March 31, 1984 = 100.

         Source:  SNL Securities;  Kaplan Associates






     KAPLAN ASSOCIATES INC.
- ---------------------------


         The market for thrift conversions continues to be affected by the strong after-market performance of recent conversions. Table 12 presents a summary of recent conversions, including pro-forma valuation ratios and information concerning participation. Strong subscription interest was an integral part of most completed conversions this year and helped to move pricing toward the maximum end of pro-forma valuation ranges. However, some of the very recent conversions have exhibited more moderate price increases immediately following conversion than was typical for conversions earlier in the year.

         A "new issue" discount still exists reflecting investor concerns about the risk inherent in any initial stock offering. The size of the new issue discount shrinks during periods of increasing thrift stock prices because investors are more willing to enter the thrift equity market. However, the new issue discount should reflect that presently thrift conversions must be priced at fundamental values that reflect current market conditions and at levels that allow them to compete for and attract available capital resources.

      Investors are aware that the pro forma impact of a conversion offering in the current low interest rate environment priced at increasing price-to-book ratios results in very large capital infusions that may make it difficult to generate competitive returns on equity for the converted thrift. Therefore, we believe that a modest downward adjustment should be applied to Statewide's pro forma conversion value to reflect the new issue discount identified with an initial stock offering.

Adjustment Conclusion
- ---------------------

         We conclude that a downward adjustment for the new issue discount inherent in initial stock offerings is the only adjustment warranted in Statewide's pro forma conversion value.

Valuation Approach
- ------------------

         The market valuation characteristics of the comparative group and the all public thrift average as of December 7 are shown in Table 13. Investors traditionally use a company's price-to-earnings ratio as the primary method of determining estimated market values. However, the price-to-book value ratio is also used




     KAPLAN ASSOCIATES INC.
- ---------------------------
KAPLAN ASSOCIATES INC.



                                                         Table 12
                                                Recent Conversion Offerings

                                                                                       IPO as a Percent of Pro Forma
                                                                                      -------------------------------
                              Offering  Subscr     Gross  Conversion    NPA/           Book   Tang
                                 Price    Pctg  Proceeds      Assets  Assets   ROAA   Value   Book  Earnings   Assets
Name                 IPO Date      ($)     (%)    ($000)      ($000)     (%)    (%)     (%)    (%)       (X)      (%)
- ----                 -------- -------   ------  --------  ----------  ------   ----   -----   ----  --------   ------
Average                                  100.0    55,419     676,286    1.78   0.68    60.4   60.6      11.8     8.5

WVSFinancialCor-PA   11/29/93   10.000   100.0    17,363     210,633    0.03   0.90    58.6   58 6       8.9     7.6
QueensCntyBancp-NY   11/23/93   25.000   100.0   109,250     964,414    1.23   1.17    58.3   58.3       9.6    10.2
AstoriaFinCorp-NY    11/18/93   25.000   100.0   330,625   3,648,034    3.21   0.33    63.3   63.3      22.8     8.3
PeterboroughSB-NH    10/13/93    8.000   100.0    10,000     273,310    4.59  -0.88    53.2   53.8        NA     3.5
FirstSoutheastF-SC   10/07/93   10.000   100.0    41,600     318,177    0.29   0.84    66.7   66.7      14.0    11.6
FirstFS&LAIndep-KS   10/05/93   10.000   100.0     7,274      85,271    3.33    NA     63.2   63.2       7.7     7.9
FirstFinBancorp-IL   10/01/93    8.000   100.0     3,875      64,881    0.56   1.13    58.6   58.6       5.1     5.6
SuburbanBancorp-OH   09/30/93   10.000   100.0    15,817     145,360    2.43   0.68    69.7   70.1      14.0     9.8
LeaderFin.Corp.-TN   09/30/93   10.000   100.0   107,525   1,849,302    1.56   0.51    63.2   63.4      13.6     5.5
FrstPalmBchBcrp-FL   09/29/93   10.000   100.0    55,016     798,225    0.60   0.64    55.4   55.4      10.4     6.4
TriCBancorp,Inc-WY   09/28/93   10.000   100.0     7,475      54,820    0.17   1.31    60.1   60.1       9.7    12.0
CSBFinancialCor-VA   09/24/93   10.000   100.0    27,600     229,825    0.32   0.92    63.2   63.3      12.1    10.7
HavenBancorp-NY      09/23/93   10.000   100.0    49,594   1,168,120    8.15   0.25    50.7   51.7        NA     4.1
FCBFinancialCrp-WI   09/21/93   10.000   100.0    29,095     182,166    0.12   1.00    61.7   61.7      14.3    13.8
FirstMidwestFinInc   09/20/93   10.000   100.0    19,176     151,758    0.16   0.69    60.2   60.6      11.7    11.2




     KAPLAN ASSOCIATES INC.
- ---------------------------




                                                         Table 13
                                              Pro Forma Pricing Comparisons
                                     Statewide and the Public Company Comparative Group
                                                  As of December 7, 1993

                            Price/   Price/    Price/    Price/                                     Tangible
                                      LTM      Book       Tang.  Price/  Dividend  Market  Equity/  Equity/
                     Price    EPS     EPS      Value      Book   Assets    Yield    Value  Assets   Assets
Company                ($)    (X)     (X)       (%)        (%)     (%)      (%)     ($M)     (%)      (%)
- -------             ------   ----    ----     ------      -----   -----     ----     ----   -----    -----
STATEWIDE
 Pro Forma Minimum     N/A    5.5     5.5       49.7       66.8     5.5      N/A     29.8   11.11     8.30
 Pro Forma Midpoint    N/A    6.3     6.3       53.8       70.2     6.4      N/A     35.0   11.97     9.18
 Pro Forma Maximum     N/A    7.1     7.1       57.3       73.0     7.3      N/A     38.3   12.82    10.05

Average                       9.6     7.9      107.9      118.0    7.46     1.19     44.9    7.08     6.51

Co-operativeBk-MA   16.250    8.6     6.6      102.3      139.7    8.67     1.23     56.6    8.47     6.35
CentrlJrsyFinCp-NJ  18.000    8.7     6.3       86.2       99.8    7.75     1.60     31.5    9.00     7.86
FMS Financial-NJ    21.750    6.4     8.0      112.8      114.0    6.38     0.00     28.1    5.66     5.60
FstStateFin-NJ       6.375   17.7     8.9       65.9       73.9    4.71     0.00     20.2    7.15     6.43
RaritanBancorp-NJ   15.500    8.6     9.7      106.2      110.9    7.76     2.58     23.4    7.31     7.02
LakelandFinGrp-NJ   18.000    7.8     9.3      137.3      144.6   10.33     3.33     62.6    7.52     7.17
BancorpNwJsy-NJ     20.750   11.3     9.3       91.1       92.6    9.15     2.89     43.1   10.05     9.90
MetroBancshares-NY  17.000    8.5     9.3      123.8      164.4    8.59     3.13     86.2    6.94     5.31
CrestmontFinCor-NJ  19.250   16.6     8.8      110.6      110.6    7.29     0.00     74.3    6.59     6.59
WarrenBancorp-MA     7.750    3.4     4.4      133.4      133.9    7.00     0.00     27.2    5.62     5.60
DSBancor-CT         18.500   14.0     8.0       76.9       82.9    4.07     0.00     49.1    5.29     4.93
NorthAmerSvgs-MO    19.750    7.8     7.0      150.6      152.3    8.81     0.00     45.2    5.85     5.79
VirginiaFstSvgs-VA  13.750    5.2     7.1      106.0      114.5    6.52     0.73     36.1    6.55     6.10




     KAPLAN ASSOCIATES INC.
- ---------------------------


in certain situations to assist in reviewing the values of thrift stocks. As stock prices approach or exceed book values, as is the current market situation, the price-to-earnings ratio becomes the most important because of the structure of a conversion offering. Pricing a conversion offering at increasing price-to-book multiples requires an institution to raise capital that may be several times its existing net worth resulting in price-to-earnings ratios that the market would not sustain. While the market is pricing the comparative group at an average price-to-book multiple of 107.9%, the price-to-earnings average of
9.6 is much more instructive in estimating a value for Statewide. Additionally, most conversion offerings in the present environment are priced at the upper end of the valuation range making pricing ratios at the maximum point and super-maximum of the valuation range equally important.

         Based upon Statewide's operating fundamentals and the comparative group's financial performance, we estimate Statewide's price at a pro forma price-to-earnings ratio of 6.3 and a valuation range reflecting pro forma ratios of 5.5 the minimum and 7.1 the maximum. Statewide expects to continue to report above average earnings returns but management believes that it may be difficult to significantly improve on current performance in the present economic environment. The price-to-book ratio of 53.8% the midpoint and 57.3% at the maximum is below the comparative group average of 107.9%, but is in line with recent thrift conversions. The price-to-book ratio disparity reflects Statewide's high post conversion capital level that biases the price-to-book calculation. On a price-to-assets comparison, Statewide's valuation ratios compare favorably with the comparative group's. Statewide's pro forma price-to-assets ratio ranged from 5.5% the minimum to 7.1% at the maximum in line with the comparative group's average of 7.5%.

Valuation Conclusion
- --------------------

         In our opinion, at December 7, 1993, Statewide's estimated pro forma conversion value was $35,000,000 and the valuation range, based on a range of 15% above and below the midpoint value, was $29,750,000 at the minimum and $40,250,000 at the maximum. Pro forma comparisons with the comparative group are presented in Table 13 and are based on calculations shown in Exhibit IV.




     KAPLAN ASSOCIATES INC.
- ---------------------------

                           PROFILE OF KAPLAN ASSOCIATES, INC.


. Kaplan Associates, Inc. is a diversified consulting firm providing a wide range of financial, economic and management consulting services to the financial services industry. Our nationwide client base includes thrift institutions, commercial banks, insurance companies, mortgage banking companies, securities firms, private investors and government agencies that operate in the financial services, mortgage credit and housing sectors of the economy.

. Kaplan Associates commenced operations in July 1991. We are the successor to Kaplan, Smith & Associates, Inc., which was co-founded in 1978 by Donald
     M. Kaplan, former Chief Economist and Director of the Office of Economic Research of the Federal Home Loan Bank Board and a former member of the faculty of the Harvard Business School. Mr. Kaplan continues as Managing Director and President of Kaplan Associates.

. Kaplan Associates specializes in providing the policy-level consulting, financial analysis, and transaction experience sought by executive officers and senior managers. The firm helps clients deal creatively with the challenges brought about by changing economic conditions, regulatory requirements, new technologies, and new competitive circumstances. Our senior staff, backed by extensive research and computer capabilities, includes professionals experienced in the financial and managerial aspects of the financial services industry.

.    Kaplan  Associates  specializes  in  providing   policy-level   consulting,
     financial analysis and transaction assistance in a variety of areas, including the following:

      Merger and Acquisition Services
      -------------------------------

           Kaplan Associates offers clients a complete range of merger and acquisition services for both negotiated and supervisory/assisted transactions. Our consulting and advisory services are designed to assist our clients from the beginning of the process through regulatory approval and closing. Kaplan Associates has represented clients in over 100 merger and acquisition transactions.


      Supervisory Transactions
      ------------------------

           Kaplan Associates is a national leader in structuring acquisitions of troubled depository institutions. Our experience in this specialized area gives us unique insight in determining the form and amount of regulatory financial assistance needed to consummate a transaction, and in negotiating this assistance and transaction bids with the Resolution Trust Corporation, Federal Deposit Insurance Corporation, and other regulatory authorities.

     KAPLAN ASSOCIATES INC.
- ---------------------------


                           PROFILE OF KAPLAN ASSOCIATES, INC.
                                      (CONTINUED)


      Branch Purchases and Sales
      --------------------------

           Kaplan Associates provides experienced, expert assistance to both buyers and sellers in negotiated branch sale transactions. Our professionals have advised financial institutions throughout the United States on the purchase or sale of more than 300 branches and $12 billion of deposits.

      Stock Conversion Appraisals
      ---------------------------

           Since 1978, Kaplan Associates has been the nation's leading conversion consulting and appraisal company. We have provided appraisal services for more than 300 initial public offerings, large and small, in more than 40 states. In addition, Kaplan Associates has served as financial advisor in approximately 25 merger-conversion transactions.

      Corporate Valuation Services
      ----------------------------

           Expert valuations can play an important role in the decisions of managers, directors, stockholders, regulatory agencies, and others involved in complex financial transactions. Kaplan Associates offers complete valuation services, including fairness opinions, corporate appraisals and acquisition valuations, regulatory appraisals, loan portfolio valuations, valuations of goodwill and other intangible assets, and core deposit premium valuations.

      Branching and Geographic Expansion Strategies
      ---------------------------------------------

           Kaplan Associates assists clients in developing retail branching strategies and geographic expansion plans designed to advance their strategic objectives. We can provide a thorough analysis of existing deposit patterns, new deposit flows in potential markets, and competitor analysis on a market-by-market or institution-by-institution basis.

      Strategic and Corporate Planning
      --------------------------------

           Kaplan Associates' strategic planning services are designed to assist clients in managing the challenges brought on by changing economic conditions, regulatory requirements, technologies, and competitive circumstances. In addition to our knowledgeable and objective perspective on the planning and implementation of key projects and activities, Kaplan Associates prepares pro forma analyses to evaluate the financial impact of strategic and tactical alternatives.

     KAPLAN ASSOCIATES INC.
- ---------------------------

                                                         Exhibit II-1

                                        CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  As of March 31, 1991, 1992, and 1993 and September 30, 1993

                                                         March 31,      March 31,      March 31,    September 30,
                                                           1991           1992           1993           1993
                                                         ---------      ---------      ---------    -------------
                                                                        (Dollars in Thousands)
Assets:
- ------
Cash and cash equivalents
  Cash and amounts due from depository institutions      $  4,392       $  7,897       $  5,212       $  8,592
  Federal funds sold                                        4,735          6,000          6,100         10,645
                                                         --------       --------       --------       --------
      Total cash and cash equivalents                       9,127         13,897         11,312         19,237
Investment securities (approximate market
  value - 1991, $23,853; 1992, $24,296; 1993, $19,170;
  Sept. 1993, $18,219)                                     23,580         23,945         18,224         17,179
Securities held for sale (approximate market
  value - 1993, $61,961)                                       --             --             --             --
Mortgage-backed and related securities
  (approximate market value - 1991, $140,808;
  1992, $181,784; 1993, 223,351;
  Sept. 1993, $220,854)                                   142,692        180,304         68,248        214,731
Mortgage-backed and related securities
  held for sale (approximate market value - March 1993,
  $7,871, Sept. 1993, $6,537)                                  --             --          7,517          6,242
Loans Receivable, Net of allowance for loan
  losses - 1991, $1,697; 1992, $1,841; 1993, $2,768       308,905        264,914        230,929        211,452
Real estate owned and in-substance foreclosed loans         9,240         15,204         11,539         10,649
Office properties and equipment                             4,842          4,288          3,940          4,037
Federal Home Loan Bank Stock - at cost                      4,493          4,493          4,493          4,493
Investment in and advances to real estate venture             684            224             24             --
Accrued interest receivable                                 6,499          6,176          5,161          4,099
Goodwill                                                   17,521         16,579         15,637         15,165
Other assets                                                1,641          3,265          1,465          2,975
                                                         --------       --------       --------       --------
    Total assets                                         $529,225       $533,289       $518,488       $510,259
                                                         ========       ========       ========       ========
Liabilities and Retained Earnings:
- ---------------------------------
Deposit accounts                                         $454,783       $460,926       $440,034       $432,064
Advances from Federal Home Loan Bank                       51,084         45,182         45,092         42,992
Advances by borrowers for taxes and insurance               1,559          2,547          1,844          1,787
Other liabilities                                             808          1,276          2,151          1,410
                                                         --------       --------       --------       --------
    Total liabilities                                     508,234        509,931        489,121        478,252
                                                         --------       --------       --------       --------

Retained earnings - substantially restricted               20,991         23,359         29,367         32,006
                                                         --------       --------       --------       --------
    Total liabilities and retained earnings              $529,255       $533,289       $518,488       $510,259
                                                         ========       ========       ========       ========

Source:  Statewide Savings S.L.A. Audited Financial Statements

     KAPLAN ASSOCIATES INC.
- ---------------------------

                                      Exhibit II-2

                         CONSOLIDATED  STATEMENTS  OF OPERATIONS
               As of March 31, 1991, 1992, and 1993 and September 30, 1993

                                For the Year Ended
                                    March 31,                 Six Month
                              ------------------------       Ended Sep. 30
                              1991      1992      1993         1993
                              ----      ----      ----      -------------
                                 (Dollars in Thousands)
INTEREST INCOME:
  Loans                      $33,077   $28,390   $23,039     $ 9,707
  Investment securities        2,622     2,238     1,981         707
  Mortgage-backed and related
   securities                 12,012    13,393    14,961       7,160
  Other                          439       378       444         180
                             -------   -------   -------     -------
   Total interest income      48,150    44,399    40,426      17,754
                             -------   -------   -------     -------
INTEREST EXPENSE:
  Deposits                    32,886    26,743    18,230       7,328
  Advances from Federal Home
   Loan Bank                   4,501     3,863     3,529       1,607
                             -------   -------   -------     -------
    Total interest expense    37,787    30,607    21,829       8,845
                             -------   -------   -------     -------
    Net interest income       10,762    13,794    18,597       8,909
Provision for loan losses      2,735     2,869       194         360
                             -------   -------   -------     -------
  Net interest income from
   provision for loan losses   8,027    10,925    18,403       8,549
                             -------   -------   -------     -------
OTHER INCOME:
  Servicing income and other
   fees                          715       737       814         694
  Net gain on sale of
   mortgage assets and
   investment securities          20     1,764       526          --
  Gain on pension termination     --       867        --          --

  Other                        1,004       196       666         156
                             -------   -------   -------     -------
    Total other income         1,739     3,564     2,010         850
                             -------   -------   -------     -------
OTHER EXPENSES:
  Employee compensation and
   benefits                    4,973     5,098     5,461       2,915
  Occupancy and equipment      2,055     1,977     1,768         880
  Federal deposit insurance
   premium                       916       969       954         551
  Provision for losses and net
   losses on sales of real
   estate owned                  159       842     1,026          --
Advertising and promotion        180       253       262         130
Amortization of goodwill         942       942       942         471
Other                          1,837     1,947     1,759         887
                             -------   -------   -------     -------
    Total other expenses      11,062    12,028    12,173       6,030
                             -------   -------   -------     -------
Income before provision for
 income taxes                 (1,295)    2,462     8,241       3,369
PROVISION (BENEFIT) FOR
 INCOME TAXES:                    35     1,461     2,696       1,001
Extraordinary item
 (utilization of NOL)             --     1,367       463          --
                             -------   -------   -------     -------
Net income                   $(1,330)  $ 2,368   $ 6,008     $ 3,037 (1)
                             =======   =======   =======     =======

Source: Statewide Savings S.L.A. Audited Financial Statements, Unaudited for September 30, 1993.

(1) Includes after tax gain of $669 thousand form the effect of a change in accounting principle.

     KAPLAN ASSOCIATES INC.
- ---------------------------


                                                         Exhibit II-3

                            LOANS AND MORTGAGE-BACKED AND RELATED SECURITIES PORTFOLIO COMPOSITION
                               At March 31, 1991, 1992 and 1993 and September 30, 1992 and 1993
                                                    (Dollars in thousands)
                                                         At March 31,                               At September 30,
                            ------------------------------------------------------------- -------------------------------------
                                     1991              1992                   1993              1992               1993
                               ----------------- -----------------     ------------------ ----------------- ------------------
                                        Percent           Percent               Percent             Percent           Percent
                              Amount    of Total  Amount  of Total    Amount    of Total  Amount    of Total  Amount  of Total
                              ------    --------  ------  --------    ------    --------  ------    --------  ------  --------


Mortgage loans:
 One- to four-family        $254,409    81.30%  $224,802    73.78% $190,212     74.66%  $208,964     83.15% $168,749   78.91%
 Construction                  7,590     2.43        249     0.09       249      0.09        249      0.10         0       0
 Multi-family                  6,780     2.17      4,988     1.86     4,805      2.06      1,904      1.95     4,705    2.20
 Commercial real estate       16,153     5.16     17,316     6.45    16,324      6.99    216,720      6.65    16,188    7.57
 Land                          3,846     1.23         --       --     1,048      0.45          0         0       730    0.34
                            --------   ------   --------    -----  --------     -----   --------    ------  --------   -----
  Total mortgage loans       288,788    92.29    247,355    92.16   212,638     90.99    230,837     91.86   190,372   89.02

Other loans                   24,134     7.71     21,031     7.84    21,059      9.01     20,467      8.14    23,488   10.98
                            --------   ------   --------   ------  --------    ------   --------    ------  --------   -----
  Total loans receivable     312,912   100.00%   268,386   100.00%  233,697    100.00%   251,304    100.00%  213,860   100.0%
                                       ======              ======              ======               ======             =====
LESS:
 Loans in process                241                  --                 --                   --                  --
 Unearned discounts,
  premiums and deferred
  loan fees, net               2,069               1,631              1,402                1,494               1,363
 Allowance for loan losses     1,697               1,841              1,366                1,402               1,045
                            --------            --------           --------             --------            --------
   Loans receivable, net    $308,905            $264,914           $230,929             $248,408            $211,452
                            ========            ========           ========             ========            ========

MORTGAGE-BACKED AND RELATED
 SECURITIES AND
 MORTGAGE-BACKED AND
 RELATED SECURITIES
 HELD FOR SALE:
  FHLMC                       72,294    50.68     98,058    54.87    79,407     37.27     84,298     42.97    79,983   36.59
  FNMA                            --       --     23,085    12.92    77,215     36.24     58,363     29.75    75,651   34.60
  GNMA                        70,368    49.32     57,558    32.21    56,457     26.50     53,540     27.29    56,737   25.95
  Net premiums and
   (discounts)                    31               1,603              2,686                2,411               2,360
                            --------            --------           --------             --------            --------
  Mortgage-backed
   securities held for sale        0                   0                  0                    0               6,242

Net mortgage-backed
 securities                 $142,693   100.00%  $180,304   100.00% $215,765    100.00%  $198,612    100.00% $220,973  100.00%
                            ========   ======   ========   ======  ========    ======   ========    ======  ========  ======

Source:  HUBCO, Inc. Prospectus

     KAPLAN ASSOCIATES INC
- ---------------------------

                                                         Exhibit II-4

                                         LOAN AND MORTGAGE BACKED SECURITIES MATURITY
                                                    At September 30, 1993
                                                    (Dollars in thousands)
                        One- to
                        Four         Multi-                                                          Mortgage
                        Family       Family       Land and                                 Total     Backed
                        Residential  Residential  Non-Residential Construction   Consumer  Loans     Securities    Total
                        -----------  -----------  --------------- ------------   --------  -----     ----------    -----
Amounts due:
  Within one year       $ 60,086       $  374        $14,534       $   85      $ 2,617   $ 91,657   $      0     $ 77,696
    After one year:
     One to three years   10,850           12            211          645        1,066     12,784      5,139       17,923
     Three to five years  11,528          141          1,282            0        5,507     18,458     23,887       42,345
     Five to 10 years     24,308          358             75            0        8,262     33,003    119,813      152,817
     10 to 20 years       34,361        1,844             86            0        6,036     42,328     16,315       58,643
     Over 20 years        27,616        1,976              0            0           25     29,592     53,459       83,052
     Total due after
      one year           108,663        4,331          1,654          645       20,871    136,164    218,615      354,780
                        --------       ------        -------       ------      -------   --------   --------     --------
     Total amounts due  $168,749       $4,705        $16,188       $  730      $23,488   $213,860   $218,613     $432,476
Less (Plus):
 Unearned discounts,
  (premiums) and
   deferred loan fees,
   net                   $ 1,378            0              0            0          (31)  $  1,363    $(2,360)     $(1,011)
  Allowance for possible
    loans losses             790           21             81            7          116      1,045          0        1,045
                        --------       ------        -------       ------      -------   --------   --------     --------
    Loans, net          $166,581       $4,684        $16,107       $  723      $23,404   $211,452   $220,973     $432,472
                        ========       ======        =======       ======      =======   ========   ========     ========

  Source:  HUBCO, Inc. Prospectus

                                      Exhibit II-5

                        DISTRIBUTION OF MORTGAGE AND OTHER LOANS
                                As of September 30, 1993



                                          Due After September 30, 1994
                                        ---------------------------------
                                         Fixed     Adjustable     Total
                                         -----     ----------     -----

                                             (Dollars in Thousands)

      Mortgage loans:                  $ 87,698     $ 87,614    $175,312
      Consumer and other loans           19,162        1,710      20,872

        Total loans receivable          106,860       89,324     196,184

      Mortgage-backed and related
        securities                      203,814       14,801     218,615
                                       --------     --------    --------

        Total loans receivable and
          mortgage-backed and
          related securities           $310,674     $104,125    $414,799
                                       ========     ========    ========



      Source:  Statewide Savings S.L.A. Form AC

     KAPLAN ASSOCIATES INC.
- ---------------------------

                                                         Exhibit II-6

                                            MONEY MARKET AND INVESTMENT SECURITIES
                                             As of March 31, 1991, 1992 and 1993
                                            and As of September 30, 1992 and 1993



                                                At March 31,                                      At September 30,
                          ---------------------------------------------------------   ---------------------------------------
                                 1991                1992                1993                1992                1993
                          -----------------  ------------------  ------------------   ---------------------------------------
                          Carrying   Market   Carrying   Market   Carrying   Market   Carrying  Market    Carrying    Market
                            Value    Value     Value     Value     Value     Value     Value    Value      Value      Value
                          --------   ------   --------   ------   --------   -------  --------  ------    --------    ------
                                                                   (In Thousands)
Federal funds sold        $ 4,735  $ 4,735    $ 6,000  $ 6,000   $ 6,100   $ 6,100    $ 3,040 $ 3,040     $10,645     $10,645

Investment securities:
  U.S. Government and
  agency obligations      $23,549  $23,821    $23,867  $24,265   $18,193   $19,079     28,954                 793      18,201
  Other                                            10       10        10        10         10      10          10          10
  FHLB-NY stock             4,493    4,493      4,493    4,493     4,493     4,493      4,493   4,493       4,493       4,493
                          -------  -------    -------  -------   -------   -------    -------   -----     -------     -------
  Total                   $32,787  $33,059    $34,370  $34,768   $28,796   $29,682    $34,697             $32,296     $33,349
                          =======  =======    =======  =======   =======   =======    =======             =======     =======

Source:  HUBCO, Inc. Prospectus


                                                         Exhibit II-7

                                               DISTRIBUTION OF DEPOSIT ACCOUNTS
                                             As of March 31, 1991, 1992 and 1993
                                                    (Dollars in Thousands)


                                       1991                               1992                                1993
                          ------------------------------     -------------------------------    --------------------------------
                                                              Weighted                                       Weighted  Weighted
                                                 Percent       Average               Percent      Average     Percent   Average
                                                of Total      Effective             of Total     Effective   of Total  Effective
                            Amount    Deposits    Rate         Amount    Deposits     Rate        Amount     Deposits    Rate
                            ------    --------  --------      ---------  --------   --------     ---------   --------  ---------


Demand Accounts:

  Non-interest-bearing
    checking                 $5,409      1.16%       --%      $  6,213      1.36%       --%        $7,680      1.71%       --%
  NOW                        34,866      7.48      7.14         56,332     12.29      5.91         69,840     15.52      3.90
  Passbook and statement
    savings                  92,337     19.80      7.14         95,522     20.84      5.11        104,767     23.28      3.44
  Money market               56,990     12.22      6.01         55,549     12.12      5.16         55,532     12.34      3.48
                           --------    ------     -----       --------     -----     -----       --------     -----     -----

    Total                  $189,602     40.66      5.91        213,616     46.61      5.18        237,819     52.84      3.47
                           --------    ------     -----       --------     -----     -----       --------     -----     -----

Certificate accounts:

  31 day                       $210      0.04      5.73            206      0.05      5.38            215      0.05      3.51
  91 day                     15,154      3.25      7.74         11,079      2.42      5.47          7,649      1.70      3.65
  6 months                   97,477     20.90      7.94         89,473     19.52      6.11         75,742     16.83      4.05
  7-9 months                 25,767      5.53      8.13         17,242      3.76      6.34         11,891      2.64      4.13
  12 months                  80,218     17.20      8.35         71,441     15.59      6.95         60,050     13.34      4.85
  18 months                   2,732      0.59      8.21          2,749      0.60      7.28          2,373      0.53      5.58
  24 months                   5,641      1.21      8.31          5,740      1.25      7.66          9,388      2.09      5.94
  30 months                  11,517      2.47      8.23          9,612      2.10      7.85          8,420      1.87      6.92
  48 months                     947      0.20      7.82            896      0.20      7.77            782      0.17      7.78
  72 months                     185      0.04      8.17            119      0.03      7.93            105      0.02      8.19
  96 months                     415      0.09      8.36            443      0.10      8.35            477      0.11      8.35
  36-96 months                2,041      0.44      8.23          2,605      0.57      8.08          3,752      0.83      7.12
  Fixed IRA                   2,679      0.57      6.82         12,846      2.80      7.16         17,487      3.89      6.43
  Variable IRA               31,686      6.79      8.92         19,681      4.29      6.93         13,233      2.94      5.31
  Passbook
    Rate IRA                     55      0.01      5.97            513      0.11      5.22            670      0.15      3.51

  Total Certificates        276,726     59.34      8.20        244,647     53.39      6.62        212,235     47.16      4.84
                           --------    ------     -----       --------     -----     -----       --------     -----     -----

  Total Deposits           $466,328    100.00%     7.27%      $458,263       100%     5.95%      $450,055       100%     4.12%
                           ========    ======     =====       ========     =====     =====       ========     =====     =====

  Source: HUBCO, Inc. Prospectus


                                                         Exhibit II-8

                                                    BORROWING COMPOSITION
                                  As of or For the Years Ended March 31, 1991, 1992 and 1993
                                     and the Six Months Ended September 30, 1992 and 1993
                                                    (Dollars in Thousands)
                                                                                 For the Six
                                                                                Months Ended
                                  For the Year Ended March 31,                   September 30,
                       --------------------------------------------    ----------------------------
                            1991           1992             1993           1992            1993
                            ----           ----             ----           ----            ----
MAXIMUM BALANCE:
 FHLBNY Advances      $55,216,666      $52,149,999     $65,329,981    $48,966,666      $48,766,666

AVERAGE BALANCE:
 FHLBNY Advances       48,729,166       45,154,166      46,912,499     42,870,572       46,032,359

 Weighted average
  interest rate of
  FHLBNY advances           7.330%           8.480%          8.840%         7.510%           7.170%


Source:  HUBCO, Inc. Prospectus


                                                        EXHIBIT III-1
                                                    PROFITABILITY ANALYSIS
                                        FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1993

                                                             NII                    Net         Core       Net
                                                NII/    (Aft Prov.)/   Op. Exp./  Int Inc/    Income/    Interest
   Company                ROAA       ROAE     Avg Ast      Avg Ast      Avg Ast     G&A       Avg Ast     Margin
   -------                ----      -----     -------   -----------    ---------  -------     -------    --------
STATEWIDE-NJ              0.92      16.32       3.46         3.36         2.22     155.43       1.46       3.75

Comp. Group Avg.          1.05      16.32       3.61         3.24         2.34     162.58       1.01       3.83

BancorpNwJsy-NJ           1.05      10.82       3.93         3.54         2.47     159.24       1.25       4.08
CentrlJrsyFinCp-NJ        1.52      17.89       3.92         3.82         2.19     178.93       1.61       4.15
Co-operativeBk-MA         1.39      17.54       4.02         3.63         2.76     145.86       1.29       4.36
CrestmontFinCor-NJ        0.85      13.97       3.16         2.75         2.16     146.40       0.41       3.40
DSBancor-CT               0.55      10.02       2.50         2.28         1.78     140.32       0.39       2.63
FMS Financial-NJ          0.81      15.16       3.44         3.30         2.09     164.21       1.21       3.61
FstStateFin-NJ            0.53       7.72       4.23         3.71         2.95     143.47       0.49       4.62
LakelandFinGrp-NJ         1.26      15.68       3.69         3.22         1.32     279.33       1.64       3.85
MetroBancshares-NY        0.97      14.97       3.91         3.46         1.84     212.32       1.79       4.05
NorthAmerSvgs-MO          1.28      24.25       3.23         2.97         2.25     143.33       1.94       3.37
RaritanBancorp-NJ         0.85      11.89       3.72         2.99         2.14     173.50       0.64       3.88
VirginiaFstSvgs-VA        1.01      16.02       3.55         3.33         3.67      96.68       0.21       3.82
WarrenBancorp-MA          1.64      36.24       3.65         3.13         2.81     129.93       0.31       3.92



Source: STATEWIDE; SNL Securities, Inc.; KA Computations


                                                        EXHIBIT III-2
                                                 INCOME AND EXPENSE ANALYSIS
                                        FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1993


                                                            As a Percent of Average Assets
                         ---------------------------------------------------------------------------------------------------
                         Interest     Interest   Loan       Other    Gains on    Real Estate    Loss         G&A    Goodwill
    Company               Income      Expense    Fees      Income      Sale        Income     Provision    Expense    Amort.
    -------              --------     --------   ----      ------    --------    -----------  ---------    -------  --------
STATEWIDE-NJ               7.08        3.62       N/A       0.32       0.00        -0.13        0.10        2.04       0.18

Comp. Group Avg.           7.28        3.67      0.09       0.35       0.38        -0.26        0.37        2.34       0.07

BancorpNwJsy-NJ            7.03        3.11      0.06       0.24       0.04        -0.05        0.38        2.47       0.09
CentrlJrsyFinCp-NJ         7.39        3.46      0.00       0.32       0.32        -0.26        0.10        2.19       0.08
Co-operativeBk-MA          7.01        2.99      0.23       0.45       0.42        -0.13        0.39        2.76       0.14
CrestmontFinCor-NJ         7.60        4.44     -0.11       0.22       0.22        -0.29        0.41        2.16       0.00
DSBancor-CT                6.30        3.80      0.06       0.34       0.07        -0.46        0.22        1.78       0.05
FMS Financial-NJ           7.30        3.87      0.07       0.24       0.05        -0.28        0.14        2.09       0.03
FstStateFin-NJ             7.39        3.16      0.00       0.61       0.07        -0.76        0.52        2.95       0.12
LakelandFinGrp-NJ          7.26        3.57      0.01       0.11       0.21        -0.27        0.47        1.32       0.12
MetroBancshares-NY         7.31        3.40      0.08       0.18       0.05         0.00        0.45        1.84       0.09
NorthAmerSvgs-MO           8.43        5.20      0.07       1.09       0.37         0.10        0.26        2.25       0.03
RaritanBancorp-NJ          6.94        3.22      0.00       0.19       0.68        -0.36        0.73        2.14       0.04
VirginiaFstSvgs-VA         7.52        3.97      0.48       0.33       1.40        -0.18        0.22        3.67       0.07
WarrenBancorp-MA           7.11        3.46      0.19       0.27       0.99        -0.44        0.53        2.81       0.02


Source: STATEWIDE; SNL Securities, Inc.; KA Computations

                                                     EXHIBIT III-3
                                                YIELD-COST STRUCTURE FOR
                                     FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1993

     Company                 Avg. Earning         Avg. Costing      Net
     Company                    Assets/               Funds/      Interest     Yield on   Cost of   Yield-Cost
      Name                    Avg. Assets          Avg. Assets    Position   Earn. Assets  Funds      Spread
     -------                 ------------         ------------    --------   ------------ -------   ----------
STATEWIDE-NJ<FN1>                91.58                92.02        -0.45         7.58       3.76       3.82

Comp. Group Avg.                 94.47                90.82         3.65         7.71       4.03       3.68

BancorpNwJsy-NJ                  96.31                85.68        10.63         7.30       3.63       3.68
CentrlJrsyFinCp-NJ               94.45                90.02         4.43         7.82       3.85       3.97
Co-operativeBk-MA                92.34                89.63         2.72         7.59       3.33       4.26
CrestmontFinCor-NJ               92.75                92.49         0.27         8.20       4.81       3.39
DSBancor-CT                      95.00                91.92         3.08         6.63       4.13       2.49
FMS Financial-NJ                 95.16                93.45         1.70         7.68       4.14       3.54
FstStateFin-NJ                   91.64                92.24        -0.60         8.06       3.42       4.64
LakelandFinGrp-NJ                95.96                90.67         5.29         7.57       3.94       3.63
MetroBancshares-NY               96.50                91.06         5.44         7.58       3.74       3.84
NorthAmerSvgs-MO                 95.99                92.57         3.42         8.78       5.62       3.17
RaritanBancorp-NJ                95.93                87.72         8.21         7.24       3.67       3.56
VirginiaFstSvgs-VA               93.01                90.96         2.05         8.09       4.37       3.72
WarrenBancorp-MA                 93.12                92.30         0.81         7.63       3.74       3.89

<FN1> For the six months ended September 30, 1993.

Source: STATEWIDE; SNL Securities, Inc.; KA Computations


                                                               EXHIBIT III-4
                                                               RISK MEASURES
                                                          AS OF SEPTEMBER 30, 1993

Net Charge
                                         NPA +                                           Net Charge
                                        90 del/     NPA/       Reserves/    Reserves/       Offs/    Loans/      GAP/     Intang./
    Company             NPA/Assets       Assets    Equity        Assets        NPA       Avg. Loans  Assets     Assets     Equity
    -------             ----------      -------    ------      ---------    ---------    ----------  ------     ------    --------

STATEWIDE-NJ               2.49           2.49      39.62         0.20         8.24         0.66      42.08      -5.07      47.38

Comp. Group Avg.           2.90           2.95      43.25         0.97        38.30         0.34      61.64      -7.20       8.00

BancorpNwJsy-NJ            2.40           2.40      23.92         0.92        38.37         0.14      54.10     -11.80       1.68
CentrlJrsyFinCp-NJ         3.75           3.75      41.74         0.64        16.96          NA       59.38        NA       13.65
Co-operativeBk-MA          1.83           1.83      21.60         1.14        62.32         0.35      58.09       1.47      26.73
CrestmontFinCor-NJ         3.69           3.69      56.05         0.96        26.01         1.19      49.72       5.39       0.00
DSBancor-CT                2.32           2.70      43.95         1.08        46.56         0.20      60.99      -6.07       7.21
FMS Financial-NJ           1.58           1.58      27.84         0.57        36.30         0.00      60.12        NA        1.07
FstStateFin-NJ              NA             NA         NA           NA           NA           NA       80.44        NA       10.79
LakelandFinGrp-NJ          1.81           1.81      24.03         0.86        47.56        -0.04      54.79        NA        5.03
MetroBancshares-NY         4.28           4.37      61.71         0.97        22.63         0.78      69.28      10.38      24.69
NorthAmerSvgs-MO           3.97           4.11      67.90         1.10        27.79        -0.02      55.65        NA        1.06
RaritanBancorp-NJ          1.32           1.32      18.09         0.97        73.61         0.86      52.48     -29.11       4.20
VirginiaFstSvgs-VA         3.13           3.13      47.70         0.88        28.23         0.00      85.24        NA        7.42
WarrenBancorp-MA           4.75           4.75      84.50         1.58        33.21         0.27      61.05     -20.67       0.42



Source: STATEWIDE; SNL Securities, Inc.; KA  Computations

                                                               EXHIBIT III-5
                                                             CAPITAL STRUCTURE
                                                          AS OF SEPTEMBER 30, 1993

                                                                                            Reg.          Reg.          Reg.
                        Intangible    Deposits/   Borrowings   Equity/    Tangible Eq/   Tang. Cap./   Core Cap./    Total Cap./
    Company               Equity       Assets       Assets     Assets        Assets        Assets     Rk. Adj. At   Rk. Adj. Ats.
    -------             --------      ---------   ----------   -------    ------------   -----------  -----------   -------------

STATEWIDE-NJ               47.38        84.68         8.43       6.27         3.30          3.30          3.40          9.70

Comp Group Avg.             8.00        85.95         5.71       7.08         6.51          5.97         12.04         13.49

BancorpNwJsy-NJ             1.68        89.60         0.08      10.05         9.90           NA          20.10         21.36
CentrlJrsyFinCp-NJ         13.65        85.44         4.30       9.00         7.86           NA            NA            NA
Co-operativeBk-MA          26.73        80.72         9.87       8.47         6.35           NA          11.73         14.28
CrestmontFinCor-NJ          0.00        78.61        13.02       6.59         6.59          6.57         11.95         13.21
DSBancor-CT                 7.21        83.85        10.04       5.29         4.93           NA           8.91         10.16
FMS Financial-NJ            1.07        91.59         1.71       5.66         5.60          5.31         10.76         11.83
FstStateFin-NJ             10.79        91.15         0.95       7.15         6.43           NA            NA            NA
LakelandFinGrp-NJ           5.03        81.87         9.43       7.52         7.17          7.17         15.37         17.22
MetroBancshares-NY         24.69        89.09         1.35       6.94         5.31          5.03          9.74         10.94
NorthAmerSvgs-MO            1.06        88.72         2.84       5.85         5.79          5.69         11.31         12.56
RaritanBancorp-NJ           4.20        91.16         0.13       7.31         7.02           NA          13.77         15.62
VirginiaFstSvgs-VA          7.42        82.30         9.92       6.55         6.10          6.02          9.74         10.92
WarrenBancorp-MA            0.42        83.20        10.57       5.62         5.60           NA           9.11         10.26


Source: STATEWIDE; SNL Securities, Inc.; KA Computations

                                                               EXHIBIT III-6
                                                            FINANCIAL CONDITION
                                                          AS OF SEPTEMBER 30, 1993

                                                           As a Percent of Total Assets
                      -----------------------------------------------------------------------------------------------------------
                         Cash &    Mtg.-Bkd.                                     Otr.                             Otr.       Tot.
    Company           Investments Securities   Loans   Real Estate Intangibles  Assets   Deposits   Borrowings   Liab.       Equ.
    -------           ----------- ----------   -----   ----------- -----------  ------   --------   ----------   -----      -----

STATEWIDE-NJ              8.02      43.31      41.44       2.09       2.97       2.18      84.68       8.43       0.63       6.27

Comp. Group Avg.         11.05      22.61      61.64       1.40       0.60       2.58      85.95       5.47       1.27       7.08

BancorpNwJsy-NJ          18.10      25.16      54.10       0.33       0.17       2.15      89.60       0.08       0.26      10.05
CentrlJrsyFinCp-NJ        8.37      26.77      59.38       1.34       1.23       2.91      85.44       1.84       1.27       9.00
Co-operativeBk-MA        10.35      25.32      58.09       1.22       2.27       2.70      80.72       9.19       0.93       8.47
CrestmontFinCor-NJ        3.95      39.73      49.72       1.68       0.00       4.48      78.61      13.02       1.78       6.59
DSBancor-CT              28.46       6.75      60.99       1.49       0.38       1.93      83.85      10.04       0.82       5.29
FMS Financial-NJ          6.89      29.15      60.12       0.77       0.06       3.01      91.59       1.71       1.03       5.66
FstStateFin-NJ            5.64       6.02      80.44       3.44       0.77       3.68      91.15       0.95       0.75       7.15
LakelandFinGrp-NJ         2.63      39.61      54.79       0.73       0.38       1.87      81.87       9.43       1.17       7.52
MetroBancshares-NY       17.17      10.03      69.28       0.20       1.71       1.59      89.09       1.35       2.62       6.94
NorthAmerSvgs-MO          8.56      32.34      55.65       1.22       0.06       1.57      88.72       2.84       2.59       5.85
RaritanBancorp-NJ         9.82      34.25      52.48       0.92       0.31       2.22      91.16       0.13       1.40       7.31
VirginiaFstSvgs-VA        7.46       3.28      85.24       0.87       0.49       2.41      82.30       9.92       1.23       6.55
WarrenBancorp-MA         16.20      15.58      61.05       3.97       0.02       3.01      83.20      10.57       0.61       5.62



Source: STATEWIDE; SNL Securities, Inc.; KA Computations

                                              EXHIBIT III-7
                                               GROWTH RATES
                                         AS OF SEPTEMBER 30, 1993







                       Recent Quarter Annualized (%)             Recent Fiscal Year-End (%)
                       -------------------------------          -------------------------------
      Company          Assets      Loans      Deposits          Assets       Loans     Deposits
      -------          ------      -----      --------          ------       -----     --------

STATEWIDE-NJ           -2.94      -16.87       -3.62             -2.61      -12.83       -4.53

Comp Group Average      1.55        4.87        1.30              9.41        4.12       10.70

BancorpNwJsy-NJ        -1.41       17.08       -2.19              3.15        3.64        3.75
CentrlJrsyFinCp-NJ     -2.16        3.03        0.81              6.13        0.34        5.84
Co-operativeBk-MA       3.94       10.51       -4.59              2.03       -6.24       -2.86
CrestmontFinCor-NJ     -5.04      -20.95        1.13             -9.91      -19.64       -3.76
DSBancor-CT             1.40        4.09        2.00             77.84       39.19       90.53
FMS Financial-NJ        0.66        1.86       -5.72              8.66        9.29       11.44
FstStateFin-NJ         -2.63        3.08       -2.17              0.18        4.81        0.25
LakelandFinGrp-NJ      18.04       23.63       13.11             42.72       14.00       37.82
MetroBancshares-NY      0.05        2.07       -0.50             -8.04       -0.46       -0.43
NorthAmerSvgs-MO       16.80       17.58       20.20              1.74       21.52        1.45
RaritanBancorp-NJ      -1.33       -0.25       -1.89              1.25        2.85        0.66
VirginiaFstSvgs-VA     -5.42        7.42        1.23              8.34       12.57        0.57
WarrenBancorp-MA       -2.77       -5.90       -4.55            -11.78      -28.25       -6.10



Source: STATEWIDE; SNL Securities, Inc.; KA Computations

     KAPLAN ASSOCIATES INC.
- ---------------------------

                                  EXHIBIT IV
                            STATEWIDE SAVINGS BANK
                   PRO FORMA CONVERSION/MERGER CALCULATIONS



  Assumptions
  Midpoint Expenses                                    1,954,000
  Sold on Commission - % of Offerings                       0.00%
  Average Commission                                        0.00%
  Return on Net Conversion Proceeds <FN1>                   2.50%
  ESOP/RRP Subscription                                     0.00%
  Net Worth @ 09/30/93                                32,006,000
  Goodwill @ 09/31/93                                 15,165,000
  Total Assets @ 09/31/93                            510,259,000
  Earnings- Last Six Months annualized<FN2>            4,739,000
  Earnings- Last Twelve Months<FN2>                    4,746,000


                                          MINIMUM      MIDPOINT      MAXIMUM
                                          -------      --------      -------
  Estimated Market Value               29,750,000     35,000,000  40,250,000

  Estimated Expenses                    1,954,000      1,954,000   1,954,000
                                       ----------     ----------   ---------
  Net Conversion Proceeds              27,796,000     33,046,000  38,296,000


  PRO FORMA RATIOS:
  Price/Book                                 49.7%          53.8%       57.2%
  Price/TangBk                               66.6%          70.2%       73.0%
  Price/Assets                               5.53%          6.44%       7.34%
  Price/Six Months Annualized                5.47           6.29        7.07
  Price/LTM                                  5.47           6.28        7.06

  Net Worth/Assets                          11.11%         11.97%      12.82%
  TangBk/Assets                              8.30%          9.18%      10.05%
  Pro Forma ROA-Last Six Months              1.01%          1.02%       1.04%
  Pro Forma ROE-Last Six Months              9.09%          8.55%       8.10%
  Pro Forma ROA-LTM                          1.01%          1.03%       1.04%
  Pro Forma ROE-LTM                          9.10%          8.57%       8.11%


<FN1> One-year T-bill at the Bank's  effective tax rate for the six months ended
      June 30, 1993.
<FN2> Before extraordinary items and cumulative effect of change in accounting principles.